                                                                  EXHIBIT 10.21

                                                               [EXECUTION FORM]


                                U.S. $75,000,000

                                CREDIT AGREEMENT,

                                   dated as of

                                 March 14, 1997

                                      among

                         PROSOURCE SERVICES CORPORATION
                                as the Borrower,

                         VARIOUS FINANCIAL INSTITUTIONS,
                                 as the Lenders,

                                       and

                            THE BANK OF NOVA SCOTIA,


                           as the Administrative Agent
                                 for the Lenders



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                                TABLE OF CONTENTS

Section                                                                    Page
-------                                                                    ----
                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

1.1.  Defined Terms...........................................................2
1.2.  Use of Defined Terms...................................................34
1.3.  Cross-References.......................................................34
1.4.  Accounting and Financial Determinations................................34

                                   ARTICLE II

                       COMMITMENTS, BORROWING AND ISSUANCE
                     PROCEDURES, NOTES AND LETTERS OF CREDIT

2.1.  Commitments............................................................35
2.1.1.  Commitment of Each Lender............................................35
2.1.2.  Letter of Credit Commitment..........................................35
2.1.3.  Lenders Not Permitted or Required
              to Make Loans..................................................35
2.1.4.  Issuer Not Permitted or Required to Issue
              Letters of Credit..............................................36
2.2.  Reduction of the Commitment Amount.....................................36
2.3.  Borrowing Procedures...................................................36
2.4.  Continuation and Conversion Elections..................................37
2.5.  Funding................................................................37
2.6.  Issuance Procedures....................................................37
2.6.1.  Other Lenders' Participation.........................................38
2.6.2.  Disbursements........................................................38
2.6.3.  Reimbursement........................................................39
2.6.4.  Deemed Disbursements.................................................39
2.6.5.  Nature of Reimbursement Obligations..................................40
2.7.  Notes..................................................................41
2.8.  Extension of Commitment Termination Date
          and Maturity of Loans..............................................41
2.8.1.  Request for Extension of Commitment
              Termination Date and Maturity of Loans.........................41
2.8.2.  Consent to Extension of Commitment
              Termination Date and Maturity of Loans.........................41


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                                   ARTICLE III

                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

3.1.  Repayments and Prepayments.............................................42
3.2.  Interest Provisions....................................................43
3.2.1.  Rates................................................................43
3.2.2.  Post-Maturity Rates..................................................44
3.2.3.  Payment Dates........................................................44
3.3.  Fees...................................................................45
3.3.1.  Commitment Fee.......................................................45
3.3.2.  Administrative Agent Fee.............................................45
3.3.3.  Letter of Credit Fee.................................................45

                                   ARTICLE IV

                     CERTAIN LIBO RATE AND OTHER PROVISIONS

4.1.  LIBO Rate Lending Unlawful.............................................45
4.2.  Deposits Unavailable...................................................46
4.3.  Increased LIBO Rate Loan Costs, etc....................................46
4.4.  Funding Losses.........................................................46
4.5.  Increased Capital Costs................................................47
4.6.  Taxes..................................................................48
4.7.  Payments, Computations, etc............................................51
4.8.  Sharing of Payments....................................................51
4.9.  Setoff.................................................................52
4.10.  Mitigation............................................................53
4.11.  Replacement Lender....................................................53

                                    ARTICLE V

                         CONDITIONS TO CREDIT EXTENSIONS

5.1.  Initial Credit Extension...............................................54
5.1.1.  Resolutions, etc.....................................................54
5.1.2.  Delivery of Notes....................................................54
5.1.3.  Payment of Outstanding Indebtedness, etc.............................54
5.1.4.  Pledge Agreements....................................................55
5.1.5.  Security Agreements..................................................56
5.1.6.  Trademark Security Agreement.........................................57
5.1.7.  Guarantees...........................................................57


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Section                                                                    Page
-------                                                                    ----

5.1.8.  Mortgage.............................................................57
5.1.9.  Financial Information, etc...........................................58
5.1.10.  Closing Date Certificate............................................58
5.1.11.  Compliance Certificate..............................................58
5.1.12.  Receivables Transaction Documentation...............................58
5.1.13.  Material Adverse Change.............................................59
5.1.14.  Insurance...........................................................59
5.1.15.  Opinions of Counsel.................................................59
5.1.16.  Closing Fees, Expenses, etc.........................................59
5.1.17.  Borrowing Base Certificate..........................................59
5.2.  All Credit Extensions..................................................59
5.2.1.  Compliance with Warranties,
              No Default, etc................................................60
5.2.2.  Credit Extension Request, etc........................................60
5.2.3.  Satisfactory Legal Form..............................................60

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

6.1.  Organization, etc......................................................61
6.2.  Due Authorization, Non-Contravention, etc..............................61
6.3.  Government Approval, Regulation, etc...................................62
6.4.  Validity, etc..........................................................62
6.5.  Financial Information..................................................62
6.6.  No Material Adverse Effect.............................................63
6.7.  Litigation, Labor Controversies, etc...................................63
6.8.  Compliance with Laws...................................................63
6.9.  Subsidiaries...........................................................63
6.10.  Ownership of Properties...............................................63
6.11.  Taxes.................................................................64
6.12.  Pension and Welfare Plans.............................................64
6.13.  Environmental Warranties..............................................64
6.14.  Regulations G, U and X................................................65
6.15.  Accuracy of Information...............................................66

                                   ARTICLE VII

                                    COVENANTS

7.1.  Affirmative Covenants..................................................66

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Section                                                                    Page
-------                                                                    ----

7.1.1.  Financial Information, Reports,
              Notices, etc...................................................66
7.1.2.  Compliance with Laws, etc............................................68
7.1.3.  Maintenance of Properties............................................69
7.1.4.  Insurance............................................................69
7.1.5.  Books and Records....................................................70
7.1.6.  Environmental Covenant...............................................70
7.1.7.  Future Subsidiaries..................................................71
7.1.8.  Additional Collateral................................................71
7.1.9.  Use of Proceeds......................................................72
7.2.  Negative Covenants.....................................................72
7.2.1.  Business Activities..................................................72
7.2.2.  Indebtedness.........................................................72
7.2.3.  Liens................................................................74
7.2.4.  Financial Condition..................................................76
7.2.5.  Investments..........................................................79
7.2.6.  Restricted Payments, etc.............................................80
7.2.7.  Subsidiaries.........................................................83
7.2.8.  Certain Contracts....................................................83
7.2.9.  Consolidation, Merger, etc...........................................83
7.2.10.  Asset Dispositions, etc.............................................84
7.2.11.  Modification of Certain Agreements..................................85
7.2.12.  Transactions with Affiliates........................................85
7.2.13.  Negative Pledges, Restrictive
              Agreements, etc................................................85
7.2.14.  Sale and Leaseback..................................................86
7.2.15. Limitations on Investments, etc.
              in Designated Subsidiaries ....................................87
8.1.  Listing of Events of Default...........................................87
8.1.1.  Non-Payment of Obligations...........................................87
8.1.2.  Breach of Warranty...................................................87
8.1.3.  Non-Performance of Certain Covenants and
            Obligations......................................................87
8.1.4.  Non-Performance of Other Covenants and
              Obligations....................................................88
8.1.5.  Defaulted Debt.......................................................88
8.1.6.  Judgments............................................................88
8.1.7.  Pension Plans........................................................88
8.1.8.  Control of the Borrower..............................................89
8.1.9.  Bankruptcy, Insolvency, etc..........................................89
8.1.10.  Impairment of Security, etc.........................................90

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Section                                                                    Page
-------                                                                    ----

8.2.  Action if Bankruptcy...................................................90
8.3.  Action if Other Event of Default.......................................90

                                   ARTICLE IX

                            THE ADMINISTRATIVE AGENT

9.1.  Actions................................................................91
9.2.  Funding Reliance, etc..................................................91
9.3.  Exculpation............................................................92
9.4.  Successor..............................................................92
9.5.  Loans by Scotiabank....................................................93
9.6.  Credit Decisions.......................................................93
9.7.  Copies, etc............................................................94

                     ARTICLE X

             MISCELLANEOUS PROVISIONS

10.1.  Waivers, Amendments, etc..............................................94
10.2.  Notices...............................................................95
10.3.  Payment of Costs and Expenses.........................................95
10.4.  Indemnification.......................................................96
10.5.  Survival..............................................................98
10.6.  Severability..........................................................98
10.7.  Headings..............................................................98
10.8.  Execution in Counterparts, Effectiveness,
            etc..............................................................98
10.9.  Governing Law; Entire Agreement.......................................99
10.10.  Successors and Assigns...............................................99
10.11.  Sale and Transfer of Loans and Notes;
       Participations in Loans and Notes.....................................99
10.11.1.  Assignments........................................................99
10.11.2.  Participations....................................................101
10.12.  Other Transactions..................................................102
10.13.  Execution on Behalf of Corporation..................................102
10.14.  Forum Selection and Consent to
              Jurisdiction..................................................103
10.15.  Waiver of Jury Trial................................................103


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SCHEDULE I            -      Disclosure Schedule
SCHEDULE II           -      SLB Properties

EXHIBIT A             -      Form of Note
EXHIBIT B-1           -      Form of Borrowing Base Certificate
EXHIBIT B-2           -      Form of Borrowing Request
EXHIBIT C             -      Form of Issuance Request
EXHIBIT D             -      Form of Continuation/Conversion Notice
EXHIBIT E             -      Form of Lender Assignment Agreement
EXHIBIT F-1           -      Form of Parent Pledge Agreement
EXHIBIT F-2           -      Form of Borrower Pledge Agreement
EXHIBIT F-3           -      Form of Subsidiary Pledge Agreement
EXHIBIT G-1           -      Form of Parent Security Agreement
EXHIBIT G-2           -      Form of Borrower Security Agreement
EXHIBIT G-3           -      Form of Subsidiary Security Agreement
EXHIBIT H-1           -      Form of Parent Guaranty
EXHIBIT H-2           -      Form of Subsidiary Guaranty
EXHIBIT I             -      Form of Closing Date Certificate
EXHIBIT J             -      Form of Compliance Certificate
EXHIBIT K             -      Form of Extension Request
EXHIBIT L             -      Form of Exemption Certificate
EXHIBIT M-1           -      Form of Borrower Mortgage
EXHIBIT M-2           -      Form of Subsidiary Mortgage
EXHIBIT N-1           -      Form of Opinion of New York Counsel to
                             Obligors
EXHIBIT N-2           -      Form of Opinion of Local Counsel to Obligors


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                                CREDIT AGREEMENT

        THIS CREDIT AGREEMENT, dated as of March 14, 1997, is among PROSOURCE SERVICES CORPORATION, a Delaware corporation (the "Borrower"), the various financial institutions as are or may become parties hereto (collectively, the "Lenders"), and THE BANK OF NOVA SCOTIA ("Scotiabank"), as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

                              W I T N E S S E T H:

        WHEREAS, the Borrower and its various Subsidiaries (such capitalized term, and other terms used herein, to have the meanings provided in Section 1.1) are engaged in the business of distributing, purchasing, warehousing, transporting and selling food, paper, dairy, produce, uniforms, soft drink syrups and other products used in casual dining and quick-service restaurants and providing related logistics services;

        WHEREAS, subject to the terms of this Agreement (including Article V), the Borrower desires to obtain from the Lenders

               (a) Commitments (to include availability for Letters of Credit) pursuant to which Borrowings in a maximum aggregate principal amount (together with all Letter of Credit Outstandings) not to exceed $75,000,000 will be made to the Borrower from time to time prior to the Commitment Termination Date; and

               (b) a Letter of Credit sub-limit under the Lender's Commitments pursuant to which each Issuer will issue Letters of Credit for the account of the Borrower from time to time prior to the Commitment Termination Date in a maximum aggregate Stated Amount at any one time outstanding not to exceed $25,000,000 (provided that the aggregate outstanding principal amount of Loans and Letter of Credit Outstandings at any time shall not exceed the then existing Commitment Amount);

with all the proceeds of the Credit Extensions to be used for the purposes specified in Section 7.1.10; and


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        WHEREAS, simultaneously with the occurrence of the Effective Date,
Receivables Co. shall enter into the Receivables Transaction Documents and receive net proceeds of the sale of receivables thereunder in a maximum aggregate amount of $150,000,000, such proceeds to be used for purposes permitted under the Receivables Transaction Documents;

        WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such Commitments and make such Loans to the Borrower and issue (or participate in) Letters of Credit for the account of the Borrower;

        NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

        SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

        "Account" means any account (as that term is defined in Section 9-106 of the U.C.C.) of the Borrower or any of its wholly-owned U.S. Subsidiaries arising from the sale or lease of goods or rendering of services.

        "Adjusted Commitment Amount" means the difference of (a) the sum of (i) the aggregate outstanding principal amount of all Loans plus (ii) the aggregate amount of all Letter of Credit Outstandings minus (b) the excess of (x) the sum of (i) the aggregate outstanding principal amount of all loans outstanding in connection with the Canadian Indebtedness plus (ii) the aggregate outstanding stated amount of all letters of credit in connection with the Canadian Indebtedness plus (iii) the amount of Indebtedness of ProSource Canada incurred pursuant to clause (d) of Section 7.2.2 over (y) the Letter of Credit Outstandings incurred to provide credit support to such Indebtedness of ProSource Canada.

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        "Administrative Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4.

        "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be "controlled by" another Person if such other Person possesses, directly or indirectly, power

               (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

               (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

        "Agreement" means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

        "Alternate Base Rate" means, on any date, a fluctuating rate of interest per annum equal to the higher of

               (a) the rate of interest most recently announced by the Administrative Agent at its Domestic Office as its "prime" or "reference" rate for United States loans made in the United States; and

               (b) the Federal Funds Rate most recently determined by the Administrative Agent plus 0.50%.

The Alternate Base Rate is not necessarily the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate.


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        "Applicable Commitment Fee Margin" means at all times during the applicable periods set forth below with respect to the fee payable to the Lenders pursuant to Section 3.3.1, the applicable percentage set forth below under the column entitled "Applicable Commitment Fee Margin":


                 Total Debt                                  Applicable
                 to EBITDA                                   Commitment
                 Ratio                                       Fee Margin
         ------------------------------------           ---------------------
         Less than 2.50:1.00                                   0.200%

         Greater than or equal to
         2.50:1.00 and less than
         3.00:1.00                                             0.250%

         Greater than or equal to
         3.00:1.00 and less than
         3.50:1.00                                             0.300%

         Greater than or equal to
         3.50:1.00 and less than
         4.00:1.00                                             0.350%

         Greater than or equal to
         4.00:1.00 and less than
         4.25:1.00                                             0.375%

         Greater than or equal to                              0.400%
         4.25:1.00


        Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Total Debt to EBITDA Ratio), the maximum Applicable Commitment Fee Margin for the period from the Effective Date through (and including) the one-year anniversary of the Effective Date shall be 0.300%. The Applicable Commitment Fee Margin shall be subject to reduction (but not increase) in the event that the Total Debt to EBITDA Ratio set forth in any Compliance Certificate delivered by the Borrower to the Administrative Agent during such period would result in a reduction (but not an increase) in the Applicable Commitment Fee Margin, in which case the Applicable Commitment Fee Margin shall be calculated by reference to the Total Debt to EBITDA Ratio set forth in such Compliance Certificate. Except as


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

otherwise set forth in the preceding two sentences, the Total Debt to EBITDA Ratio used to compute the Applicable Commitment Fee Margin following the Effective Date shall be the Total Debt to EBITDA Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent; changes in the Applicable Commitment Fee Margin resulting from a change in the Total Debt to EBITDA Ratio shall become effective upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the Borrower shall fail to deliver a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal
Year) as required pursuant to clause (c) of Section 7.1.1, the Applicable Commitment Fee Margin from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date the Borrower delivers to the Administrative Agent a Compliance Certificate shall conclusively equal the highest Applicable Commitment Fee Margin set forth above.

        "Applicable Margin" means at all times during the applicable periods set forth below

               (a) with respect to the unpaid principal amount of each Loan maintained as a Base Rate Loan, the applicable percentage set forth under the column entitled "Applicable Margin for Base Rate Loans"; and

               (b) with respect to the unpaid principal amount of each Loan maintained as a LIBO Rate Loan, the applicable percentage set forth below under the column entitled "Applicable Margin for LIBO Rate Loans":



       Total Debt                     Applicable                Applicable
       to EBITDA                      Margin for             Margin for LIBO
         Ratio                      Base Rate Loans             Rate Loans
---------------------------    -----------------------     -------------------
  Less than 2.50:1.00                   0.000%                    0.750%

  Greater than or equal to
  2.50:1.00 and less than
  3.00:1.00                             0.000%                    0.875%


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  Greater than or equal to
  3.00:1.00 and less than
  3.50:1.00                             0.125%                    1.125%
  Greater than or equal to
  3.50:1.00 and less than
  4.00:1.00                             0.500%                    1.500%
  Greater than or equal to
  4.00:1.00 and less than
  4.25:1.00                             0.750%                    1.750%
  Greater than or equal to              1.000%                    2.000%
  4.25:1.00

        Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Total Debt to EBITDA Ratio), the maximum Applicable Margin for the period from the Effective Date through (and including) the one-year anniversary of the Effective Date shall be 0.125% for Base Rate Loans and 1.125% for LIBO Rate Loans. The Applicable Margin shall be subject to reduction (but not increase) in the event that the Total Debt to EBITDA Ratio set forth in any Compliance Certificate delivered by the Borrower to the Administrative Agent during such period would result in a reduction (but not an increase) in the Applicable Margin, in which case the Applicable Margin shall be calculated by reference to the Total Debt to EBITDA Ratio set forth in such Compliance Certificate. Except as otherwise set forth in the preceding two sentences, the Total Debt to EBITDA Ratio used to compute the Applicable Margin following the Effective Date shall be the Total Debt to EBITDA Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent; changes in the Applicable Margin resulting from a change in the Total Debt to EBITDA Ratio shall become effective upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the Borrower shall fail to deliver a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year) as required pursuant to clause (c) of Section 7.1.1, the Applicable Margin from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date the Borrower delivers to the Administrative Agent a Compliance Certificate shall conclusively equal the highest

Applicable Margin set forth above.

        "Asset Impairment Charges" means income statement charges in an aggregate amount not greater than $15,750,000 (before taking into account any associated tax benefit, which tax benefit will be determined based on the Borrower's effective tax rate for the period in which such charges are recorded, all in accordance with GAAP), recorded by the Borrower in Fiscal Year 1996, determined in accordance with Statement of Financial Accounting Standards No. 121 and resulting in reduction of the book value of certain fixed assets of the Borrower.

        "Assignee Lender" is defined in Section 10.11.1.

        "Authorized Officer" means, relative to the Borrower and any other Obligor, those of its employees, officers or managing members (in the case of a limited liability company) whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1.

        "Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

        "Borrower" is defined in the preamble.

        "Borrower Mortgage" means each Mortgage executed and delivered by the Borrower pursuant to Section 5.1.8 or 7.1.8, as the case may be, substantially in the form of Exhibit M-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

        "Borrower Pledge Agreement" means the Pledge Agreement executed and delivered by the Borrower pursuant to Section 5.1.4, substantially in the form of Exhibit F-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

        "Borrower Security Agreement" means the Security Agreement executed and delivered by the Borrower pursuant to Section 5.1.5, substantially in the form of Exhibit G-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

        "Borrowing" means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with
Section 2.1.

        "Borrowing Base" means, as of any date of determination, an amount equal to the sum of up to fifty percent (50%) of Eligible Inventory of the Borrower and its U.S. Subsidiaries (other than Receivables Co.) at such time.

        "Borrowing Base Certificate" means a certificate substantially in the form attached hereto as Exhibit B-1 setting forth Eligible Inventory of the Borrower and its U.S.
Subsidiaries (other than Receivables Co.).

        "Borrowing Request" means a Loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 hereto.

        "Business Day" means

                (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and

               (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause
        (a) above and which is also a day on which dealings in Dollars are carried on in the interbank eurodollar market of the Administrative Agent's LIBOR Office.

        "Canadian Back-up Letter of Credit" means any standby letter of credit issued for the account of the Borrower and for the benefit of the lenders in connection with the Canadian Indebtedness.

        "Canadian Dollars" and "Cdn$" mean the lawful currency of Canada.

        "Canadian Indebtedness" means one or more credit facilities provided to ProSource Canada in an aggregate amount not to exceed Cdn$20,000,000.

        "Capital Expenditures" means, for any period, the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital, whether now outstanding or issued after the Effective Date.

        "Capitalized Lease Liabilities" means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases.

        "Cash Equivalent Investment" means, at any time:

               (a) any direct obligation of (or guaranteed by) the United States Government (or any agency or instrumentality thereof) maturing not more than one year after such time;

                (b) commercial paper, maturing not more than one year from the date of issue, which is issued by

                      (i) a corporation (other than an Affiliate of any Obligor)
               organized under the laws of any state of the United States or of the District of Columbia and rated A-1 by S&P or P-1 by Moody's, or

                      (ii)  any Lender (or its holding company);

               (c) any certificate of deposit or bankers acceptance, maturing not more than one year after such time, which is issued by either

                      (i) any bank organized under the laws of the United States
               (or any State thereof or the District of Columbia or Canada) and which has (x) a credit rating of Aa or better from Moody's or a comparable rating from S&P and (y) a combined capital and surplus greater than $100,000,000 (or the Dollar equivalent thereof), or

                      (ii)  any Lender; or

               (d) any repurchase agreement entered into with any Lender or any commercial banking institution of the stature referred to in clause
        (c)(i) which

                       (i) is secured by a fully perfected security interest in
                any obligation of the type described in clause (a), and

                      (ii) has a market value at the time such repurchase
               agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

        "Change in Control" means

               (a) the failure of Onex and Gerald W. Schwartz, individually or collectively, at any time directly or indirectly to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) on a fully diluted basis of shares of the Capital Stock of the Parent having
        (x) at least 51% of the voting power of all issued and outstanding shares of voting Capital Stock of the Parent or (y) the right to exercise voting power for the election of at least a majority of the board of directors of the Parent; or

               (b) the failure of the Parent at any time to directly own beneficially and of record on a fully diluted basis 100% of the issued and outstanding shares of Capital Stock of the Borrower (whether voting or non-voting), such shares to be held free and clear of all Liens (other than Liens granted under a Loan Document in favor of the Secured Parties and Liens permitted to exist under clause (e) or (h) of Section 7.2.3); or

               (c) the failure of the Borrower at any time to directly or indirectly own beneficially and of record on a fully diluted basis 100% of the issued and outstanding Shares of Capital Stock of each of its Subsidiaries (whether voting or non-voting), such shares to be held free and clear of all Liens (other than Liens granted under a Loan Document in favor of the Secured Parties and Liens permitted to exist under clause (e) or (h) of Section 7.2.3).

        "Closing Date Certificate" means the Closing Date Certificate executed and delivered by the Borrower pursuant to Section 5.1.10, substantially in the form of Exhibit I hereto.

        "Code" means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

        "Collateral" is used herein as defined in the Security
Agreements and the Pledge Agreements.

        "Commitment" means, relative to any Lender, such Lender's obligation to make Loans pursuant to Section 2.1.1.

        "Commitment Amount" means $75,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

        "Commitment Termination Date" means the earliest of

               (a) April 1, 1997 (if the initial Credit Extension has not occurred on or prior to March 31, 1997);

               (b) the five-year anniversary of the date of the initial Credit Extension, as such date may be extended pursuant to clause (c) of Section 2.8.2;

               (c) the date on which the Commitment Amount is terminated in full or reduced to zero pursuant to Section
        2.2; and

               (d) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in the preceding clause (c) or (d), the Commitment shall terminate automatically and without any further action.

        "Commitment Termination Event" means

               (a) the occurrence of any Event of Default described in clauses (a) through (d) of Section 8.1.9; or

               (b) the occurrence and continuance of any other Event of Default and either

                      (i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or

                      (ii) the giving of notice by the Administrative Agent,
               acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated.

        "Compliance Certificate" means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit J hereto, as amended, supplemented, amended and restated or otherwise modified from time to time, together with such changes thereto as the Administrative Agent may from time to time reasonably request for the purpose of monitoring the Borrower's compliance with the financial covenants contained herein.

        "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person ;provided, that the term "Contingent Liability" shall not include guarantees of payment delivered by the Borrower in respect of loans or advances made to employees of the Borrower or its Subsidiaries the proceeds of which are used to purchase Capital Stock of the Parent where (x) the lender has recourse to such Capital Stock and (y) the amount loaned is not in excess of 67% of the fair market value of such

Securities. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

        "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit D hereto.

        "Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

        "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

        "Covered Taxes" means any Taxes other than franchise or capital taxes, branch profits taxes and taxes on or measured by net income or net receipts imposed with respect to the Administrative Agent or any Lender by reason of a connection between the Administrative Agent or such Lender and the relevant taxing jurisdiction (other than a connection arising solely from such Person having executed, delivered, performed its obligations or received any payment under, or enforced any right in connection with, this Agreement or any Note). Covered Taxes shall not include Taxes to which, and to the extent that, the Administrative Agent or the relevant Lender, as the case may be, is subject prior to entering into this Agreement, and which would imposed upon the Administrative Agent or such Lender, as the case may be, as a result of a connection between such Person and the relevant taxing authority (other than a connection arising solely from such Person having executed, delivered, performed its obligations or received any payment under, or enforced any right in connection with, this Agreement or any Note).

        "Credit Extension" means, as the context may require,

               (a)  the making of a Loan by a Lender; or

               (b) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by an Issuer.

        "Credit Extension Request" means, as the context may require, any Borrowing Request or Issuance Request.

        "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

        "Defaulted Debt" means (x) any Indebtedness of the type listed under clauses (a), (b), (c), (e) and (g) of the definition of "Indebtedness" (without duplication, Contingent Liabilities in respect of such type of Indebtedness) and
(y) any Indebtedness, whether or not for borrowed money,

                      (i) represented by notes payable, and drafts accepted, that represent extensions of credit,

                      (ii) constituting obligations evidenced by bonds, debentures, notes or similar instruments, or

                      (iii) upon which interest charges are customarily paid or
               that was issued or assumed as partial payment for property (other than trade credit that is incurred in the ordinary course of business).

        "Designated Subsidiary" means any Person in which the Borrower or any of its Subsidiaries has an Investment (as permitted by clause (i) of Section 7.2.5) and which is bound by restrictions of the type described in clause (a) or (c) of
Section 7.2.13.

        "Disbursement" is defined in Section 2.6.2.

        "Disbursement Date" is defined in Section 2.6.2.

        "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.

        "Dollar" and the sign "$" mean lawful money of the United
States.

        "Domestic Office" means, relative to any Lender, the office of such Lender designated as such Lender's "Domestic Office" below its signature hereto or in a Lender Assignment Agreement, or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto.

        "EBITDA" means, for the Borrower and its Subsidiaries, for any applicable period, the sum (without duplication) for such period of

               (a)    Net Income,

plus

               (b) the amount deducted by the Borrower and its Subsidiaries in determining Net Income representing amortization,

plus

               (c) the amount deducted in determining Net Income of all federal, state and local income taxes (whether paid in cash or deferred) of the Borrower and its Subsidiaries,

plus

               (d) the amount deducted in determining Net Income representing Interest Expense of the Borrower and its Subsidiaries,
plus

               (e) the amount deducted in determining Net Income representing depreciation of assets of the Borrower and its Subsidiaries,

plus

               (f) the amount deducted in determining Net Income representing Termination and Amendment Charges and Asset Impairment Charges,

plus

               (g) the amount deducted in determining Net Income of all charges resulting from the application of Financial Accounting Standards Board Statement No. 121.

       "Effective Date" means the date this Agreement becomes effective pursuant to Section 10.8.

        "Eligible Inventory" means with respect to Inventory of the Borrower and its U.S. Subsidiaries (other than Receivables Co.), at any time of determination thereof, any Inventory located in the United States (i) with respect to which the Administrative Agent has a valid and perfected first priority Lien (subject to Liens permitted to exist under Section 7.2.3), (ii) that consists of finished goods (including expressly the "seafood stockpile" as defined in agreements with Long John Silver's Restaurants, Inc. (or its Subsidiaries) in effect on the Effective Date) and not supplies, (iii) that meets all standards imposed by any governmental agency, or department or division thereof, having regulatory authority over such goods, their use or sale, (iv) that is currently usable or salable, at prices approximating at least cost, in the normal course of the Borrower's business and is not slow moving or stale, (v) that is not obsolete or returned or repossessed or used goods taken in trade and (vi) that is not determined by the Administrative Agent in its reasonable discretion to be ineligible based on customary credit and collateral criteria utilized by asset based lenders. Eligible Inventory shall be valued at the lower of cost determined on a weighted moving average accounting basis and fair market value, net of any amount included therein for the value of fuel and (without duplication) net of the Borrower's reserves for obsolescence. No Inventory shall be Eligible Inventory unless (x) it is in the possession or control of the Borrower or one of its Subsidiaries or (y) if it is located at premises leased from a third party, either (1) it is subject to a written consent from such third party in form and substance reasonably satisfactory to the Administrative Agent that permits the Administrative Agent, on behalf of the Lenders, to obtain possession of and to dispose of such Inventory, free and clear of any lien in favor of the lessor and without any obligation to the lessor other than to pay for the repair of physical damage to the leased premises caused by the Administrative Agent's or any Lender's obtaining possession or disposing of such Inventory and other than the payment of rent during any period of up to 60 days that the Administrative Agent elects that the Inventory remain on the leased premises after the receipt by the Administrative Agent of written notice by the lessor directing removal thereof or (2) a reserve against the Borrowing Base shall have been established in an amount equal to twice the monthly rental payment with respect to such premises or (z) if it is located at the premises of a third party bailee and a negotiable instrument has not been issued with respect thereto, a UCC-1 financing statement covering the Inventory which names the third party bailee as debtor/bailee, names the Borrower or the relevant Subsidiary thereof as the secured party/bailor and names the Administrative Agent as assignee of the secured party/bailor has been filed in the appropriate filing office.

        "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to protection of the environment.

        "Equity Interests", with respect to any Person, means any Capital Stock issued by such Person, regardless of class or designation, or any limited or general partnership interest in such Person, regardless of designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.

        "Event of Default" is defined in Section 8.1.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Credit Agreement" means the Loan and Security Agreement, dated as of March 31, 1995, as amended or modified on or prior to the date hereof, among the Borrower, ProSource Canada and BroMar Services, Inc., certain financial institutions parties thereto, NationsBank of Georgia, N.A., The First National Bank of Boston and Fleet Capital Corporation, as co-agents, and NationsBank of Georgia, N.A., as administrative agent.

        "Extension Request" means an Extension Request duly executed by an Authorized Officer of the Borrower pursuant to Section 2.8, substantially in the form of Exhibit K hereto.

        "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to

               (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

               (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Scotiabank from three federal funds brokers of recognized standing selected by it.

        "Fee Letter" means that certain confidential letter, dated as of December 28, 1996, from Scotiabank to the Borrower, as the same may be amended or otherwise changed in accordance with the terms thereof.

        "Fiscal Month" means the period of four or five consecutive weeks beginning on the first day of a Fiscal Year of the Borrower and ending on the last Saturday on or before the following

January 31 and each period of four or five consecutive weeks beginning on the Sunday following the end of the preceding Fiscal Month and ending on the last Saturday on or before the last day of the next calendar month (or of the same calendar month, if the first day of the Fiscal Month was also the first day of a calendar month).

        "Fiscal Quarter" means the period of three consecutive Fiscal Months beginning on the first day of a Fiscal Year of the Borrower and each succeeding consecutive period of three consecutive Fiscal Months.

        "Fiscal Year" means each period of 52 or 53 consecutive weeks beginning on the Sunday following the last Saturday in one calendar year and ending on the last Saturday in the next calendar year; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "1997 Fiscal Year") refer to the Fiscal Year ending on the last Saturday in such calendar year.

        "Fixed Charge Coverage Ratio" means, as of the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately prior Fiscal Quarters with respect to the Borrower and its Subsidiaries on a consolidated basis of:

               (a)  EBITDA (for all such Fiscal Quarters);

to

               (b)  the sum (for all such Fiscal Quarters) of

                      (i)  cash Interest Expense;

        plus

                      (ii) all federal and state income taxes actually paid in cash by the Borrower and its Subsidiaries;

        plus

                      (iii)  Capital Expenditures,
        plus

                      (iv) the aggregate consideration paid by the Borrower or
               any of its Subsidiaries (or funds provided by the Borrower or any of its Subsidiaries to the Parent) for the purchase or other acquisition of Capital Stock of the Parent (net of any cash repayments received by the Borrower or any of its Subsidiaries in respect of loans or advances made to employees the proceeds of which were used to purchase Capital Stock of the Parent).

        "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

        "GAAP" is defined in Section 1.4.

        "Governmental Approval" means any action, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing, variance, order, judgment, decree, publication, notices to, declarations of or with or registration by or with any Regulatory Authority.

        "Governmental Rule" means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental authorization including any conditions thereof, restriction or any similar form of published or otherwise known decision of or determination by, or any interpretation or administration of any of the foregoing by, any Regulatory Authority, whether now or hereafter in effect (including any Environmental Law).

        "Guaranty" means, as the context may require, the Parent Guaranty and/or the Subsidiary Guaranty and any other guaranty which guarantees any of the Obligations and which is being entered into by one or more of the Obligors in favor of the Administrative Agent.

        "Hazardous Material" means

               (a)  any "hazardous substance", as defined by CERCLA;

               (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended; or

               (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.

        "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

        "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

        "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification

               (a)  which is of a "going concern" or similar nature;

               (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

               (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under
        Section 7.2.4.

        "including" and "include" mean including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

        "Indebtedness" of any Person means, without duplication:

               (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

               (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

               (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

               (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

               (e)  net liabilities of such Person under all Hedging
        Obligations;

               (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables arising in the ordinary course of business), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

               (g)  all Receivables Facility Outstandings; and

               (h) all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner except to the extent that such Indebtedness is by its terms nonrecourse to such Person.

        "Indebtedness to be Paid" is defined in Section 5.1.3.

        "Indemnified Liabilities" is defined in Section 10.4.

        "Indemnified Parties" is defined in Section 10.4.

        "Interest Coverage Ratio" means, as of the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately prior Fiscal Quarters with respect to the Borrower and its Subsidiaries on a consolidated basis of:

               (a)  EBITDA (for all such Fiscal Quarters);

to

               (b) the sum (for all such Fiscal Quarters) of cash Interest Expense.

        "Interest Expense" means, for any Fiscal Quarter, the aggregate consolidated interest expense of the Borrower and its Subsidiaries for such Fiscal Quarter, as determined in accordance with GAAP, including (without duplication) (i) the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense and (ii) interest (or other fees in the nature of interest or discount accrued for such Fiscal Quarter) in respect of the Permitted Receivables Transaction.

        "Interest Period" means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three, six, nine or twelve months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Section
2.3 or 2.4; provided, however, that

               (a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than nine different dates;

               (b) Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration;

               (c) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

               (d) no Interest Period for any Loan may end later than the Stated Maturity Date.

        "Investment" means, relative to any Person,

               (a) any loan or advance made by such Person to any other Person (excluding escrow and other deposits, prepaid expenses, and commission, travel and similar advances to directors, officers and employees, in each case made in the ordinary course of business);

               (b)  any Contingent Liability of such Person; and

               (c) any ownership interest held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

        "Inventory" means any "inventory" (as that term is defined in Section 9-109(4) of the U.C.C.) of the Borrower.

        "Issuance Request" means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

        "Issuer" means Scotiabank in its capacity as issuer of the Letters of Credit. At the request of Scotiabank, another Lender or an Affiliate of Scotiabank may issue one or more Letters of Credit hereunder.

        "Law Change" is defined in clause (b) of Section 4.6.

        "Lender Assignment Agreement" means a lender assignment agreement, substantially in the form of Exhibit E hereto.

        "Lenders" is defined in the preamble and, in addition, shall include any commercial bank or other financial institution that becomes a Lender pursuant to
Section 10.11.1.

        "Lender's Environmental Liability" means any and all losses, liabilities, obligations, penalties, claims, demands, defenses, costs, judgments, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys' fees at trial and appellate levels and reasonable experts' fees, disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against any Lender or any of such Lender's parent and subsidiary corporations, and their Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

               (a) any Hazardous Material on, in, under or affecting all or any portion of any property of the Borrower or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from the Borrower's or any of the Borrower's Subsidiaries' or any of their respective predecessors' properties;

               (b) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.13;

               (c) any violation or claim of violation by the Borrower or any of its Subsidiaries of any Environmental
        Laws; or

               (d) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by the Borrower or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Borrower or any of its Subsidiaries.

        "Letter of Credit" is defined in Section 2.1.2.

        "Letter of Credit Commitment" means, with respect to an Issuer, such Issuer's obligation to issue Letters of Credit pursuant to Section 2.1.2 and, with respect to each of the other Lenders, the obligations of each such Lender to participate in such Letters of Credit pursuant to Section 2.6.1.

        "Letter of Credit Commitment Amount" means, on any date, a maximum amount of $25,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2.

        "Letter of Credit Outstandings" means, on any date, an amount equal to the sum of

               (a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit,

plus

               (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

        "LIBO Rate" means, relative to any Interest Period for any LIBO Rate Loan, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered in the London interbank market as at or about 11:00 a.m. London, England time two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of such LIBO Rate Loan and for a period approximately equal to such Interest Period.

        "LIBO Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

        "LIBO Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

           LIBO Rate           =          LIBO Rate
        (Reserve Adjusted)       -------------------------------
                                 1.00 - LIBOR Reserve Percentage

        The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect on, and the applicable rates furnished to and received by the Administrative Agent, two Business Days before the first day of such Interest Period.

        "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such Lender's "LIBOR Office" below its signature hereto or in a Lender Assignment Agreement, or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

        "LIBOR Reserve Percentage" means, relative to any Interest Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements as and when in effect) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

        "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

        "Loan" is defined in Section 2.1.1.

        "Loan Documents" collectively means this Agreement, the Notes, the Letters of Credit, each Rate Protection Agreement relating to Hedging Obligations of the Borrower or any of its Subsidiaries, each Borrowing Request, each Issuance Request, each Pledge Agreement, each Security Agreement, each Trademark Security Agreement, each Guaranty, the Fee Letter, the Post-Closing Events Letter and each other agreement, certificate, document or instrument delivered in connection with this Agreement and such other agreements, whether or not specifically mentioned herein or therein, but in any event excluding the Receivables Transaction Documents.

        "Material Adverse Effect" means a material adverse effect on (a) the financial condition, operations, assets, business, properties or prospects of
(i) the Parent and its Subsidiaries, taken as a whole, (ii) the Borrower or
(iii) the Borrower and its Subsidiaries, taken as a whole, provided, however, that no event, fact or circumstance occurring on or before or existing on the date of and described in the Parent's registration statement on Form S-1 of the SEC, dated November 7, 1996, shall constitute a "Material Adverse Effect" under this clause (a), (b) the rights and remedies of the Administrative Agent or any Secured Party under any Loan Document, (c) the enforceability of the Obligations of any Obligor under any Loan Document or (d) the ability of the Borrower or any other Obligor to perform its Obligations under any Loan Document to which it is or becomes a party. The parties hereto understand and agree that the termination of the Borrower's agreement to provide distribution services to Arby's restaurants effective April 1, 1997 is not and shall not constitute an event that has a Material Adverse Effect.

        "Material Default" means any Default other than a Non-
Material Default.

        "Monthly Payment Date" means the last day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

        "Moody's" means Moody's Investors Service, Inc.

        "Mortgages" means the Borrower Mortgages and the Subsidiary
Mortgages.

        "Net Disposition Proceeds" means, with respect to a Permitted Disposition, the excess of

               (a) the gross cash proceeds received by the Borrower or any of its Subsidiaries from any Permitted Disposition and any cash payments received in respect of promissory notes or other non-cash consideration delivered to the Borrower or such Subsidiary in respect of any Permitted Disposition, less

               (b)  the sum of

                      (i) all reasonable fees and expenses with respect to
               legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such Permitted Disposition which have not been paid to Affiliates of the Borrower,

                      (ii) all taxes and other governmental costs and expenses
               actually paid or estimated by the Borrower (in good faith) to be payable in connection with such Permitted Disposition,

                      (iii) payments made by the Borrower or any of its
               Subsidiaries to retire Indebtedness (other than the Loans) of the Borrower or any of its Subsidiaries secured by the assets that are the subject of such Permitted Disposition, and

                      (iv) an amount of such proceeds, which, at the option of the Borrower and so long as no Default shall have occurred and be continuing, the Borrower elects to use or causes the applicable Subsidiary to use to purchase substantially similar assets useful in the business of the Borrower or such Subsidiary (with such assets or interests collectively referred to as "Qualified Assets") within 365 days after the consummation of such sale, conveyance or disposition, and in the event the Borrower or such Subsidiary elects to exercise its right to purchase Qualified Assets with the proceeds of such a Permitted Disposition pursuant to this clause, the Borrower shall deliver a certificate of an Authorized Officer to the Administrative Agent within 30 days following the receipt of such proceeds setting forth the amount of the such proceeds which the Borrower or such Subsidiary expects to use to purchase Qualified Assets during such 365-day period.

If and to the extent that the Borrower or such Subsidiary has elected to reinvest proceeds from Permitted Dispositions as permitted above, then on the date which is 365 days after the relevant sale, conveyance or disposition, the Borrower shall deliver a certificate of an Authorized Officer to the Administrative Agent certifying as to the amount and use of such proceeds of a Permitted Disposition actually used to purchase Qualified Assets. Any proceeds of a Permitted Disposition that are the subject of an election made by the Borrower or a Subsidiary thereof pursuant to clause (iv) above shall be deemed as Net Disposition Proceeds if and only to the extent that same are not reinvested in Qualified Assets within the 365-day period referred to in said clause (iv).

        "Net Income" means, for any period, the aggregate of all amounts (exclusive of all amounts in respect of any non-cash extraordinary gains and extraordinary losses) which, in accordance with GAAP, would be included as net income on the consolidated financial statements of the Borrower and its Subsidiaries (other than a Designated Subsidiary) for such period.

        "Net Worth" means, at any time, the sum of all amounts which, in accordance with GAAP, would be included under shareholders' equity on the most recently available consolidated balance sheet of the Borrower and its Subsidiaries.

        "Non-Material Default" means a Default as to which the Administrative Agent and the Required Lenders have elected not to take any action required to be taken hereunder as a condition to such Default becoming an Event of Default.

        "Note" means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

        "Obligations" means all monetary obligations of the Borrower and each other Obligor arising under or in connection with this Agreement, the Notes, the Letters of Credit and each other Loan Document.

        "Obligor" means, as the context may require, the Parent, the Borrower, each Subsidiary Guarantor and any other Person (other than a Secured Party) to the extent such Person is obligated under this Agreement or any other Loan Document.

        "Onex" means Onex Corporation, a corporation organized under the laws of Ontario, Canada.

        "Organic Document" means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor's partnership interests, limited liability company interests or authorized shares of capital stock.

        "Parent" means ProSource, Inc., a Delaware corporation.

        "Parent Guaranty" means the Guaranty executed and delivered by the Parent pursuant to Section 5.1.7, substantially in the form of Exhibit H-1 hereto as amended, supplemented, amended and restated or otherwise modified from time to time.

        "Parent Pledge Agreement" means the Pledge Agreement executed and delivered by the Parent pursuant to Section 5.1.4, substantially in the form of Exhibit F-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

        "Parent Security Agreement" means the Security Agreement executed and delivered by the Parent pursuant to Section 5.1.5, substantially in the form of Exhibit G-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

        "Participant" is defined in Section 10.11.2.

        "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

        "Pension Plan" means a "pension plan", as such term is defined in
Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

        "Percentage" means, relative to any Lender, the percentage set forth opposite its signature hereto or set forth in a Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 10.11.1.

        "Permitted Acquisition" means an acquisition (whether pursuant to an acquisition of stock, assets or otherwise) in a single or a series of related transactions by the Borrower or any Subsidiary of a Person or from any Person of a business or asset for which all of the following is satisfied:

                (a) such business or asset is of the type described in the first recital;

                (b) immediately before and after giving effect to such acquisition no Default shall have occurred and be continuing or would result therefrom; and

               (c) upon making such acquisition, the provisions of Sections
        7.1.7 and 7.1.8 are complied with.

        "Permitted Disposition" means a sale, disposition or other conveyance of assets by the Borrower or any of its Subsidiaries in accordance with the terms of clause (b) (other than as permitted by clause (a) or (c)) of Section 7.2.11.

        "Permitted Receivables Transaction" means any transaction or series of related transactions providing for the sale or financing of Accounts; provided, that any such transaction shall be consummated pursuant to the Receivables Transaction Documents.

        "Person" means any natural person, corporation, limited liability company, partnership, joint venture, joint stock company, firm, association, trust or unincorporated organization, government, governmental agency, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

        "Plan" means any Pension Plan or Welfare Plan.

        "Pledge Agreement" means, as the context may require, the Parent Pledge Agreement, the Borrower Pledge Agreement and/or any Subsidiary Pledge Agreement and any other pledge agreement which secures any of the Obligations and which is being entered into by one or more Obligors in favor of the Administrative Agent.

        "Post-Closing Events Letter" means the letter agreement dated as of March 14, 1997, between the Borrower and the Administrative Agent executed and delivered on the date of the initial Credit Extension.

        "Pro Forma Balance Sheet" is defined in clause (b) of Section 5.1.9.

        "ProSource Canada" means ProSource Distribution Services Limited, a Canadian corporation.

        "Qualified Assets" is defined in the definition of "Net

Disposition Proceeds".

        "Quarterly Payment Date" means the last day of March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

        "Rate Protection Agreement" means, collectively, any interest rate swap, cap, collar or similar agreement entered into by the Borrower pursuant to the terms of this Agreement under which the counterparty to such agreement is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate of a Lender.

        "Receivables Co." means collectively ProSource Receivables Corporation and ProSource Investments, Inc., each a special purpose, bankruptcy-remote wholly-owned Subsidiary of the Borrower.

        "Receivables Facility Outstandings" means, at any date of determination, with respect to the Permitted Receivables Transaction, the aggregate cash proceeds received by the Borrower or any of its Subsidiaries from the sale or financing of Accounts pursuant to the Permitted Receivables Transaction which are outstanding on the date of determination.

        "Receivables Note" means the subordinated promissory note issued by Receivables Co. pursuant to the Receivables Transaction Documents.

        "Receivables Proceeds" means, with respect to the Permitted Receivables Transaction, the maximum amount of the commitment to purchase Accounts under the Permitted Receivables Transaction.

        "Receivables Transaction Documents" means the U.S. $150,000,000 Secured Credit Agreement dated as of March 14, 1997 among Receivables Co., the Borrower, various financial institutions named therein and The Bank of Nova Scotia as administrative agent thereunder, and all other documentation relating to the facility provided therein.

        "Regulatory Authority" means, to the extent applicable to Parent, the Borrower or its Subsidiaries, any national, state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity, other regulatory bureau, authority, body or entity, foreign or domestic, including the Federal Deposit Insurance Corporation, the Comptroller of the Currency, the F.R.S. Board, any central bank or any comparable authority.

        "Reimbursement Obligation" is defined in Section 2.6.3.

        "Release" means a "release", as such term is defined in CERCLA.

        "Required Lenders" means, at any time, Lenders holding at least 51% of the then aggregate outstanding principal amount of the Notes then held by the Lenders, or, if no such principal amount is then outstanding, Lenders having at least 51% of the Commitments.

        "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

        "S&P" means Standard & Poor's Rating Services.

        "Scotiabank" is defined in the preamble.

        "SEC" means the Securities and Exchange Commission.

        "Secured Parties" means, collectively, the Lenders, the Issuers, the Administrative Agent, each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate thereof and (in each case), each of their respective successors, transferees and assigns.

        "Securities" means any limited, general or other partnership interest, or any stock, shares, voting trust certificates, bonds, debentures, notes or other Equity Interests or evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

        "Security Agreement" means, as the context may require, the Parent Security Agreement, the Borrower Security Agreement and/or a Subsidiary Security Agreement and any other security agreement which secures any of the Obligations and which is being entered into by one or more Obligors in favor of the Administrative
Agent.

        "SLB Properties" means those assets of the Borrower or any of its Subsidiaries listed in Schedule II attached hereto.

        "Stated Amount" of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof.

        "Stated Expiry Date" is defined in Section 2.6.

        "Stated Maturity Date" means March 14, 2002.

        "Subsidiary" means, with respect to any Person, any corporation, partnership or other business entity of which more than 50% of the outstanding capital stock (or other ownership interest) having ordinary voting power to elect a majority of the board of directors, managers or other voting members of the governing body of such entity (irrespective of whether at the time capital stock (or other ownership interest) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term "Subsidiary" shall be a reference to a Subsidiary of the Borrower.

        "Subsidiary Guarantor" means each U.S. Subsidiary that has executed and delivered a Subsidiary Guaranty.

        "Subsidiary Guaranty" means, as the context may require, the Guaranty executed and delivered by each Subsidiary Guarantor pursuant to Section 5.1.7 or any guaranty executed and delivered by a Subsidiary pursuant to clause (a) of
Section 7.1.7, in each case substantially in the form of Exhibit H-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

        "Subsidiary Mortgage" means any mortgage executed and delivered by a Subsidiary Guarantor pursuant to Section 5.1.8 or 7.1.8 as the case may be, in each case substantially in the form of Exhibit M-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

        "Subsidiary Pledge Agreement" means any Pledge Agreement executed and delivered by a Subsidiary Guarantor pursuant to clause (a) of Section 7.1.7, substantially in the form of Exhibit F-3 hereto, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

        "Subsidiary Security Agreement" means the Security Agreement executed and delivered by a Subsidiary Guarantor pursuant to Section 5.1.5 or any security agreement executed and delivered by a Subsidiary pursuant to clause (a) of Section 7.1.7, in each case, substantially in the form of Exhibit G-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

        "Taxes" means any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing jurisdiction, and in each case any interest, additions to tax, penalties or additional amounts payable with respect thereto.

        "Termination and Amendment Charges" means income statement charges in an aggregate amount not greater than the sum of (a) $17,000,000 (before taking into account any associated tax benefit, which tax benefit will be determined based on the Borrower's effective tax rate for the period in which such charges are recorded, all in accordance with GAAP) recorded by the Borrower in Fiscal Year 1996 or the first Fiscal Quarter of Fiscal Year 1997, in connection with prepayment charges, the writeoff of deferred financing costs and other appropriate charges in connection with the termination and/or amendment of various agreements as to Indebtedness of the Borrower and other matters and (b) $10,600,000 (before taking into account any associated tax benefit, which tax benefit will be determined based on the Borrower's effective tax rate for the period in which such charges are recorded, all in accordance with GAAP) recorded by the Borrower in Fiscal Year 1996 or the first Fiscal Quarter of Fiscal Year 1997, in connection with the termination of the Borrower's agreement to provide distribution services to Arby's restaurants.

        "Total Debt" means, on any date, without duplication, an amount equal to the sum of the daily average for the period then ending of (a) the principal amount of all Indebtedness of the Borrower and its Subsidiaries of the type referred to in clause (a) of the definition of "Indebtedness" plus (b) the maximum aggregate amount of Indebtedness of the type referred to in clause (b) of the definition of "Indebtedness" plus (c) the aggregate amount of Indebtedness of the type referred to in clause (c) of the definition of "Indebtedness" (exclusive of intercompany Indebtedness between the Borrower and any of its Subsidiaries or between any Subsidiaries of the Borrower) plus (d) any Contingent Liability with respect to any of the foregoing types of Indebtedness.

        "Total Debt to EBITDA Ratio" means, as of the last day of any Fiscal Quarter, the ratio of

               (a) Total Debt; provided, however, that solely for purposes of the definitions of "Applicable Commitment Fee Margin" and "Applicable Margin" the daily average amount of Total Debt used in the calculation of the Total Debt to EBITDA Ratio for the fourth Fiscal Quarter of 1996 shall be deemed to be reduced by the net proceeds received by the Borrower from the initial public offering of common stock of the Borrower by the Parent in November, 1996 in an amount approximately equal to $34,300,000 for the period commencing on September 29, 1996 and ending on November 14, 1996, to

               (b) EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

        "Trade Investments" means Investments of the Borrower or any of its Subsidiaries in Securities of trade debtors or other Persons in consideration of or as evidence of past-due or restructured accounts receivable.

        "Trademark Security Agreement" means any trademark security agreement executed and delivered by the Borrower or a Subsidiary Guarantor, as the case may be, in each case substantially in the form of Exhibit B to a Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

        "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

        "U.C.C." means the Uniform Commercial Code as from time to time in effect in the State of New York.

        "United States" or "U.S." means the United States of America, its fifty states, Puerto Rico and the District of Columbia.

        "U.S. Dollar Equivalent" of any amount of Canadian Dollars on any date means the equivalent amount in U.S. Dollars, converted at the rate of exchange quoted by Scotiabank at its New York office to prime banks in New York for the spot purchase in the New York foreign exchange market of Canadian Dollars at approximately 11:00 a.m. (New York time) on such date in accordance with its normal practice.

        "U.S. Person" means any Person that is a "United States person" within the meaning of Section 7701(a)(30) of the Code (or any applicable successor provision).

        "U.S. Subsidiary" means any Subsidiary of the Borrower that is incorporated or organized under the laws of the United States or a state thereof.

        "Welfare Plan" means a "welfare plan", as such term is defined in section 3(1) of ERISA.

        "wholly-owned" means, with respect to any direct or indirect Subsidiary, any Subsidiary all of the outstanding common stock (or similar equity interest) of which (other than any director's qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by the Borrower.

        SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document, the Disclosure Schedule, or any Borrowing Request, Issuance Request, Continuation/ Conversion Notice, Compliance Certificate, notice or other communications delivered from time to time in connection with this Agreement or any other Loan Document.

        SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

        SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, and all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, in accordance with, those generally accepted accounting principles ("GAAP") applied in the preparation of the financial statements referred to in clause (a) of Section
5.1.9. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication. If any preparation in the financial statements referred to in Section 7.1.1 hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a change in any results, amounts, calculations, ratios, standards or terms found in this Agreement or any Loan Document from those which would be derived or be applicable absent such changes, the Borrower may reflect such changes in the financial statements and certificates required to be delivered pursuant to Section 7.1.1, but computations made to determine compliance with financial covenants, including Section 7.2.4, shall be made without giving effect to any such changes.

                                   ARTICLE II

                       COMMITMENTS, BORROWING AND ISSUANCE
                     PROCEDURES, NOTES AND LETTERS OF CREDIT

        SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement (including Sections 2.1.4, 2.1.5 and Article V),

                (a) each Lender severally agrees to make Loans pursuant to the Commitments described in this Section 2.1; and

                (b) the Issuer severally agrees that it will issue Letters of Credit pursuant to Section 2.1.2, and each other Lender that has a Commitment severally agrees that it will purchase participation interests in such Letters of Credit pursuant to Section 2.6.1.

        SECTION 2.1.1. Commitment of Each Lender. From time to time on any Business Day occurring prior to the Commitment Termination Date, each Lender will make loans (relative to such Lender, its "Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of each Borrowing requested by the Borrower to be made on such day. The commitment of each such Lender described in this Section 2.1.1 is herein referred to as its "Commitment". On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Loans.

        SECTION 2.1.2. Letter of Credit Commitment. From time to time on any Business Day occurring prior to the Commitment Termination Date, the Issuer will

               (a) issue one or more standby or documentary letters of credit (relative to such Issuer, its "Letter of Credit") for the account of the Borrower in the Stated Amount requested by the Borrower on such day; or

               (b) extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder to a date not later than the earlier of (i) the Commitment Termination Date and (ii) one year from the date of such extension.

        SECTION 2.1.3. Lenders Not Permitted or Required to Make Loans. No Lender shall be permitted or required to make any Loan if, after giving effect thereto,

               (a) the Adjusted Commitment Amount would exceed the lesser of (i) the then existing Revolving Loan Commitment Amount, (ii) the then existing Borrowing Base and (iii) on or prior to the satisfaction in full of the Borrower's obligations under the Post-Closing Events Letter, $50,000,000; or

               (b) such Lender's Percentage of the Adjusted Commitment Amount would exceed such Lender's Percentage of the lesser of (i) the then existing Revolving Loan Commitment Amount, (ii) the then existing Borrowing Base and (iii) on or prior to the satisfaction in full of the Borrower's obligations under the Post-Closing Events Letter, $50,000,000.

        SECTION 2.1.4. Issuer Not Permitted or Required to Issue Letters of Credit. No Issuer shall be permitted or required to issue any Letter of Credit if, after giving effect thereto,

                (a) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount; or

                (b) the Adjusted Commitment Amount would exceed the lesser of the then existing (i) Revolving Loan Commitment Amount and (ii) Borrowing Base.

        SECTION 2.2. Reduction of the Commitment Amount. The Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the amount of the Commitment Amount or the Letter of Credit Commitment Amount on the Business Day so specified by the Borrower; provided, however, that all such reductions shall require at least three Business Days' prior notice to the Administrative Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $2,500,000 and in an integral multiple of $100,000.

        SECTION 2.3. Borrowing Procedures. By delivering a Borrowing Request to the Administrative Agent on or before 12:00 noon, New York City time, on a Business Day, the Borrower may from time to time irrevocably request, in the case of Base Rate Loans, or on not less than three Business Days' notice in the case of LIBO Rate Loans, and in either case not more than five Business Days' notice, that a Borrowing be made in a minimum amount of $1,000,000 and an integral multiple of $100,000, or in the unused amount of the applicable Commitment; provided, however, that all Loans made on the Effective Date (if any) shall be made as Base Rate Loans. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 11:00 a.m. (New York City time) on such Business Day each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, and subject to Section 9.2 to the extent funds are not received from any Lender, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.

        SECTION 2.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 12:00 noon, New York City time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than three Business Days' notice nor more than five Business Days' notice, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $100,000 of, Loans be, in the case of Base Rate Loans, converted into LIBO Rate Loans or in the case of LIBO Rate Loans, be converted into a Base Rate Loan or continued as a LIBO Rate Loan (in the absence of delivery of a Continuation/ Conversion Notice with respect to any LIBO Rate Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that
(i) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders, and (ii) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

        SECTION 2.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, the Borrower shall not be responsible to reimburse the Lender for any increased cost, tax or other amount incurred, paid or payable, or any other loss realized as a result thereof, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office's interbank eurodollar market.

        SECTION 2.6. Issuance Procedures. By delivering to the Administrative Agent an Issuance Request on or before 12:00 noon, New York City time, on a Business Day, the Borrower may, from time to time irrevocably request, on not less than three nor more than ten Business Days' notice, in the case of an issuance of a Letter of Credit for the account of the Borrower, and not less than three Business Days' prior notice, in the case of a request for the extension of the Stated Expiry Date of a Letter of Credit, that the Issuer issue, or extend the Stated Expiry Date of, as the case may be, an irrevocable Letter of Credit in such form as may be requested by the Borrower and approved by the Issuer, solely for the purposes described in Section 7.1.10. Each Letter of Credit shall by its terms be stated to expire on a date (its "Stated Expiry Date") no later than the earlier to occur of (i) the Commitment Termination Date or (ii) one year from the date of its issuance. The Issuer will make available to the beneficiary thereof the original of each Letter of Credit which it issues hereunder.

        SECTION 2.6.1. Other Lenders' Participation. Upon the issuance of each Letter of Credit issued by an Issuer pursuant hereto, and without further action, each Lender (other than the Issuer) that has a Commitment shall be deemed to have irrevocably purchased, to the extent of its Percentage, a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto), and such Lender shall, to the extent of its Percentage, be responsible for reimbursing promptly (and in any event within one Business Day) the Issuer for Reimbursement Obligations which have not been reimbursed by the Borrower in accordance with
Section 2.6.3. In addition, such Lender shall, to the extent of its Percentage, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.3 with respect to each Letter of Credit (other than the issuance fees payable to the Issuer of such Letter of Credit pursuant to the last sentence of Section 3.3.3) and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation. To the extent that any Lender has reimbursed any Issuer for a Disbursement as required by this Section, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement.

        SECTION 2.6.2. Disbursements. The Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by the Issuer, together with notice of the date (the "Disbursement Date") such payment shall be made (each such payment, a "Disbursement"). Subject to the terms and provisions of such Letter of Credit and this Agreement, the Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 12:00 noon, New York City time, on the first Business Day following the Disbursement Date, the Borrower will reimburse the Administrative Agent, for the account of the Issuer, for all amounts which the Issuer has disbursed under such Letter of Credit, together with interest thereon at a rate per annum equal to the rate per annum then in effect for Base Rate Loans (with the then Applicable Margin accruing on such amount) pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement.

        SECTION 2.6.3. Reimbursement. The obligation (a

"Reimbursement Obligation") of the Borrower under Section 2.6.2 to reimburse the Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrower to reimburse the Issuer, each Lender's obligation under Section 2.6.1 to reimburse the Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Lender, as the case may be, may have or have had against the Issuer or any such Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer's good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or wilful misconduct on the part of such Issuer.

        SECTION 2.6.4. Deemed Disbursements. Upon the occurrence and during the continuation of any Default of the type described in clauses (a), (b), (c) or
(d) of Section 8.1.9 or, upon written notice from the Administrative Agent given at the direction of the Required Lenders, upon the occurrence and during the continuation of any other Event of Default,

               (a) an amount equal to that portion of all Letter of Credit Outstandings attributable to the then aggregate amount which is undrawn and available under all Letters of Credit issued and outstanding hereunder shall, without demand upon or notice to the Borrower, be deemed to have been paid or disbursed by the Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed); and

               (b) upon notification by the Administrative Agent to the Borrower of its obligations under this Section, the Borrower shall be immediately obligated to reimburse the Issuer for the amount deemed to have been so paid or disbursed by such Issuer.

Any amounts so payable by the Borrower pursuant to this Section shall be deposited in immediately available funds with the Administrative Agent or a Lender and held in an interest bearing account as collateral security for the Obligations in connection with the Letters of Credit issued by the Issuers. At such time when the Defaults or Events of Default giving rise to the deemed disbursements hereunder shall have been cured or waived, the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent or a Lender pursuant to this Section which have not been applied to the partial satisfaction of such Obligations.

        SECTION 2.6.5. Nature of Reimbursement Obligations. The Borrower and, to the extent set forth in Section 2.6.1, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuer (except to the extent of its own gross negligence or wilful misconduct) shall not be responsible for:

               (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

               (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

                (c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

                (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

                (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a

        Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Lender. In furtherance and extension and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by an Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon the Borrower and each such Lender, and shall not put such Issuer under any resulting liability to the Borrower or any such Lender, as the case may be.

        SECTION 2.7. Notes. Each Lender's Loans shall be evidenced by a Note payable to the order of such Lender in a maximum principal amount equal to such Lender's Percentage of the original Commitment Amount. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor.

        SECTION 2.8. Extension of Commitment Termination Date and Maturity of Loans. Each of (i) the Commitment Termination Date and (ii) the obligation, pursuant to Section 3.1, to make a mandatory repayment of the outstanding principal amount of Loans on the Stated Maturity Date, shall be subject to extension as set forth in this Section 2.8.

        SECTION 2.8.1. Request for Extension of Commitment Termination Date and Maturity of Loans. Any term or provision of this Agreement to the contrary notwithstanding, no earlier than 70 days nor later than 45 days prior to the one-year anniversary of the date of the initial Credit Extension, the Borrower may, by delivery of a duly completed Extension Request to the Administrative Agent, irrevocably request that each Lender extend for one additional 365-day period (such period to commence on the day immediately following the then existing Commitment

Termination Date) the Commitment Termination Date relating to such Lender's Commitment; provided, that the Commitment Termination Date shall not in any event be extended beyond March 14, 2003 (or if such day is not a Business Day, the next preceding Business Day). The failure of the Borrower to request such an extension within the time set forth above shall automatically terminate the Borrower's rights to request such extension.

        SECTION 2.8.2. Consent to Extension of Commitment Termination Date and Maturity of Loans. (a) The Administrative Agent shall, promptly after receipt of any Extension Request pursuant to Section 2.8.1, notify each Lender thereof by providing them a copy of such Extension Request.

        (b) Each Lender shall within 20 Business Days of receipt of the notice described in clause (a), notify the Administrative Agent whether or not it consents to the request of the Borrower set forth in such Extension Request, such consent to be in the sole discretion of each Lender. If any Lender does not notify the Administrative Agent of its decision within such 20 Business Days period, such Lender shall be deemed not to have consented to the Borrower's request for an extension of the Commitment Termination Date.

        (c) The Commitment Termination Date shall be extended for one additional period of 365 days from the original Commitment Termination Date if all the Lenders agree to such extension. The Administrative Agent shall promptly notify the Borrower whether the Lenders have consented to an extension of the Commitment Termination Date.


                                   ARTICLE III

                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

        SECTION 3.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date therefor. Prior thereto, the Borrower

                (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that

                        (i) any such prepayment shall be made pro rata among
                Loans of the same type and, if applicable, having the same Interest Period of all Lenders;

                        (ii) any LIBO Rate Loan that is repaid other than on the
                last day of the Interest Period for such Loan shall be subject to Section 4.4;

                        (iii) all such voluntary prepayments shall require
                written notice to the Administrative Agent on or before 11:00 a.m., New York time, on the date of such prepayment; and

                        (iv) all such voluntary partial prepayments shall be in
                an aggregate minimum amount of $1,000,000 and integral multiples of $100,000;

                (b) shall, on each date when the aggregate amount of Revolving Loans and Letter of Credit Outstanding exceeds the least of (x) the Adjusted Commitment Amount, (y) the Borrowing Base and (z) the Revolving Loan Commitment, make a mandatory prepayment of all the Loans to be applied as set forth below and, if necessary, give cash collateral to the Administrative Agent or a Lender on terms reasonably satisfactory to the Administrative Agent to be held in an interest bearing account to collateralize Letter of Credit Outstandings, in an aggregate amount equal to such excess;

                (c) shall, no later than three Business Days following the receipt of any Net Disposition Proceeds, deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds and, make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Disposition Proceeds; and

                (d) shall, immediately upon any acceleration of the Stated Maturity Date of any Obligations pursuant to Section 8.2 or Section 8.3, repay all the Loans and if necessary, provide cash collateral to the Administrative Agent to be held by the Administrative Agent in an interest bearing account to collateralize Letter of Credit Outstandings, unless, pursuant to Section 8.3, only a portion of all Obligations is so accelerated (in which case the portion so accelerated shall be so prepaid or cash collateralized).

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4. No prepayment of principal of any Loans shall cause a reduction in the Commitment Amount. Each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, to the principal amount thereof being maintained as LIBO Rate Loans. Mandatory prepayments of LIBO Rate Loans made pursuant to clause (b) above shall, at the Borrower's option, so long as no Default has occurred and is continuing, either (i) be applied to LIBO Rate Loans (subject to the provisions of Section 4.4), or (ii) after application to any Base Rate Loans, be deposited with the Administrative Agent or a Lender in an interest bearing account as cash collateral for such LIBO Rate Loans on terms reasonably satisfactory to the Administrative Agent and shall thereafter be applied in the order of the Interest Periods next ending most closely to the date of receipt of the proceeds in respect of which such prepayment is required to be made and on the last day of each such Interest Period (together with the payment of all interest that is due on the last day of each such Interest Period pursuant to clause (c) of Section 3.2.3).

        SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

        SECTION 3.2.1. Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

               (a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; and

               (b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin.

        All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

        SECTION 3.2.2. Post-Maturity Rates. Unless otherwise approved by the Required Lenders, after the date any principal amount of any Loan or Reimbursement Obligation is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other Obligation of the Borrower shall have become due and payable, the Borrower shall pay interest (after as well as before judgment) on such amounts at a rate per annum equal to the rate (including any Applicable Margin) applicable to such Loan or Reimbursement Obligation from time to time in effect plus an additional margin of 2%, or, in the case of any other Obligation, at a rate per annum equal to the Alternate Base Rate plus a margin of 2%.

        SECTION 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

                (a) on the Stated Maturity Date therefor;

                (b) with respect to Base Rate Loans, on each Monthly Payment Date occurring after the Effective Date;

                (c) with respect to LIBO Rate Loans, on the last Business Day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the third-month anniversary of such Interest Period); and

                (d) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

        SECTION 3.3. Fees. The Borrower agrees to pay the fees set forth in this
Section 3.3. All such fees shall be non-refundable.

        SECTION 3.3.1. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrower's inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Commitment Termination Date, a commitment fee at a rate per annum in an amount equal to the Applicable Commitment Fee Margin, in each case on such Lender's Percentage of the sum of the average daily unused portion of the Commitment Amount (net of Letter of Credit Outstandings). All commitment fees payable pursuant to this Section shall be calculated on a year comprised of 360 days and payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Commitment Termination Date. The making of any loan or the issuance of any letter of credit in connection with the Canadian Unsecured Indebtedness shall constitute usage of the Commitment for purposes of calculating the commitment fee.

        SECTION 3.3.2. Administrative Agent Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and on the dates set forth in the Fee Letter.

        SECTION 3.3.3. Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent, for the pro rata account of the Issuer and each other Lender, a Letter of Credit fee at a rate per annum in an amount equal to the then Applicable Margin for Loans maintained as LIBO Rate Loans, in each case on such Lender's Percentage of the sum of the average daily amount of Letter of Credit Outstandings, such fee being payable quarterly in arrears on each Quarterly Payment Date. The Borrower further agrees to pay to the Issuer an issuance fee in the amount and on the dates set forth in the Fee Letter.

                                   ARTICLE IV

                     CERTAIN LIBO RATE AND OTHER PROVISIONS

        SECTION 4.1. LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Lenders, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Regulatory Authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue, maintain or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto, or sooner if required by such law or assertion.

        SECTION 4.2. Deposits Unavailable. If the Administrative Agent shall have determined that

               (a) with respect to any proposed LIBO Rate Loan, Dollar deposits in the relevant amount and for the relevant Interest Period are not available in the relevant market; or

               (b) by reason of circumstances affecting the relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans,

then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

        SECTION 4.3. Increased LIBO Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

        SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of

                (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to
        Section 3.1 or otherwise;

                (b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor; or

                (c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/ Conversion Notice therefor,

then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

        SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court or Regulatory Authority, affects the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of the Commitments or the Loans made, or the Letters of Credit participated in, by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall promptly pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender may use any method of averaging and attribution that it (in good faith but in its sole and absolute discretion) shall deem applicable to its customers generally.

        SECTION 4.6. Taxes. (a) All payments by the Borrower of principal of, and interest on, or other amounts in respect of, the Loans and all other amounts payable hereunder (including fees) and the Notes shall be made free and clear of and without deduction for any Taxes, except to the extent that any such withholdings or deductions are required by applicable law, rule or regulations. In the event that any such withholdings or deductions are required by applicable law, rule or regulations in respect of any Taxes (including Taxes on account of any additional amount or amounts described in clause (a)(iii) below), then the Borrower will

                (i) pay directly to the relevant authority the full amount of Taxes required to be so withheld or deducted;

               (ii) promptly forward to the Administrative Agent an official receipt or duly certified copy of such official receipt or such other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

               (iii) subject to paragraph (c) below, if such Taxes are Covered Taxes, pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

In addition, subject to paragraph (c) below, if the Administrative Agent or any Lender is required by law at any time to pay any Covered Taxes or to make any payment on account of Covered Taxes on, in relation to or calculated by reference to any sum received or receivable in connection with the Loans or any Note or any other amount payable hereunder or under any Note, or any liability for Covered Taxes in respect of any such sum is imposed, levied or assessed against any Lender or the Administrative Agent, then the Borrower will indemnify each such Lender and the Administrative Agent for the full amount of Covered Taxes (including Covered Taxes attributable to any payment on account of such indemnification and any interest, penalties and costs with respect to any such Covered Taxes) actually (or, in the event such Covered Taxes are directly paid by the Borrower, deemed) paid by such Lender or the Administrative Agent (as the case may be), whether or not such Covered Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days of the demand of the Lender or the Administrative Agent therefor. If the Borrower pays any Covered Taxes as required by the first sentence of this paragraph, then the Borrower will promptly forward to the Administrative Agent an official receipt or duly certified copy of such official receipt or such other documentation satisfactory to the Administrative Agent evidencing such payment of Covered Taxes to the relevant taxing authority. In addition, if the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence of its payment of any Taxes, the Borrower shall indemnify the Lenders for any incremental Taxes that may become payable by any Lender as a result of any such failure. For purposes of this
Section 4.6, the transfer by the Administrative Agent or any Lender to or for the account of any Lender of any sum received from the Borrower on account of amounts required to be paid by the Borrower hereunder in respect of Covered Taxes imposed with respect to the recipient shall be deemed a payment by the Borrower of such amounts.

        (b) Each Lender that is an original signatory hereto and is not a U.S. Person (and each Person that is not a U.S. Person which becomes a Lender by assignment, transfer or participation pursuant to Section 10.11 hereof) and the Administrative Agent (and each Person that is not a U.S. Person that becomes the Administrative Agent by appointment pursuant to Section 9.4 hereof), agrees severally (but not jointly) that, on or prior to the date of the initial Credit Extension (or such assignment, transfer or appointment, as the case may be) it will in each case deliver to the Borrower and the Administrative Agent either
(A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 (or applicable successor form) certifying in each case that such Person is entitled to receive payments under this Agreement and the Notes payable to it without deduction or withholding of any United States federal income taxes or (B) in the case of an assignee Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and that does not comply with clause (A) of this paragraph (b), a statement to the effect that such assignee Lender is eligible to claim exemption from United States withholding tax under Section 871(h) or Section 881(c) of the Code (including, without limitation, statements that such assignee Lender is not a 10- percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)) and two duly completed and signed original copies of Internal Revenue Service Form W-8. Each Lender shall (if not otherwise required to do so pursuant to clause (B) of this paragraph (b)) deliver to the Borrower two duly completed and signed original copies of Internal Revenue Service Form W-8 or W-9 entitling such Lender to receive a complete exemption from United States back-up withholding tax.

Each Person who delivers to the Borrower and the Administrative Agent a Form W-8, W-9, 1001 or 4224, or applicable successor form, pursuant to this clause, further undertakes to deliver to the Borrower and the Administrative Agent two further copies of said Form W-8, W-9, 1001, 4224, or applicable successor form on or before the date that any such form expires or becomes obsolete unless in any such case any change in law, rule, regulation, treaty or directive, or in the interpretation or application thereof (a "Law Change"), has occurred on or prior to the date on which any such delivery would otherwise be required, which Law Change renders any such form inapplicable or which would prevent such Person from duly completing and delivering any such form with respect to it. If a Lender who previously has delivered any Internal Revenue Service Forms referred to above determines that it is unable subsequently to submit to the Borrower any such Forms, or that it is required to withdraw or cancel any such Forms, then such Lender shall promptly notify the Borrower of that fact.

        (c) The Borrower shall not be obligated to make any payment or indemnification pursuant to paragraph (a) above in respect of any U.S. Federal withholding tax imposed in respect of a Non-U.S.
Lender to the extent that:

               (i) the obligation to withhold U.S. Federal withholding tax with respect to such Non-U.S. Lender existed on the date such Non-U.S. Lender became a party to this Agreement; provided, however, that this clause (i) shall not apply (x) to any such Non-U.S. Lender that becomes a Lender after the date hereof following a request of the Borrower that the transferee of the Lender's interest hereunder dispose of such interest or (y) to the extent that the payment or indemnification to which such Non-U.S. Lender would be entitled (without regard to this clause (i)) does not exceed the payment or indemnification that the Person from whom such Non-U.S. Lender acquired its interest would have been entitled to receive in the absence of such acquisition; or

               (ii) the obligation to make such payment or indemnification would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (b) above.

        (d) If the Administrative Agent or any Lender determines in its sole discretion (exercised in good faith) that it has received a refund in respect of Taxes for which such Person has received a payment from the Borrower (or which the Borrower paid directly to the relevant authority) pursuant to clause (a) above, it shall promptly pay such refund to the Borrower; provided, however, that the Borrower agrees to return such refund to the Administrative Agent or the applicable Lender, as the case may be, promptly after it receives notice from the applicable Lender that such Lender is required to return all or any portion of such refund to the relevant taxing authority. Each Lender may, in its sole discretion (exercised in good faith), determine the order of utilization of any payments to any governmental authority in satisfaction of its liability for Taxes. Nothing in this clause (d) shall be construed to require any Lender to disclose any of its tax returns or other confidential or proprietary information to the Borrower or to conduct its business or to arrange or to alter in any respect its tax or financial affairs so that it is entitled to receive any refund of any Taxes.

        (e) The agreements in this Section shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

        SECTION 4.7. Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement, the Notes, each Letter of Credit or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m., New York City time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by written notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender. All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

        SECTION 4.8. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan or Reimbursement Obligation (other than pursuant to the terms of Section 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of

                (a) the amount of such selling Lender's required repayment to the purchasing Lender to

                (b) the total amount so recovered from the purchasing Lender)

of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

        SECTION 4.9. Setoff. Each Lender shall, upon the occurrence and during the continuance of any Default or Event of Default described in clauses (a) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

        SECTION 4.10. Mitigation. Each Lender agrees that if it makes any demand for payment under Sections 4.3, 4.4, 4.5, or 4.6, or if any adoption or change of the type described in Section 4.1 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion (exercised in good faith)) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Sections 4.3, 4.4, 4.5, or 4.6, or would eliminate or reduce the effect of any adoption or change described in Section 4.1.

        SECTION 4.11. Replacement Lender. In the event that the Borrower becomes obligated to pay any additional amounts to any Lender pursuant to Section 4.3 or
4.5 (which amounts are generally not due or payable to all Lenders generally under such

Sections) or such Lender is not able to make LIBO Rate Loans pursuant to Section 4.1, as a result of any event or condition described in any of such Sections, then, unless such Lender has removed or cured the conditions creating the cause of such obligation to pay such additional amounts, the Borrower may designate a substitute lender (and such Lender agrees to be replaced by such substitute Lender upon and in accordance with the terms set forth in this Section) reasonably acceptable to the Administrative Agent (such lender herein called a "Replacement Lender") to have assigned to it pursuant to Section 10.11.1, and to purchase, such Lender's rights and obligations with respect to its entire Loans and Commitment hereunder, without recourse to or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount payable to such Lender with respect to its Loans and Commitment hereunder, plus any accrued and unpaid interest and accrued and unpaid fees owing to such Lender in respect of such Lender's Loans and Commitment. Upon such assignment and purchase by the Replacement Lender and payment of all other amounts owing to the Lender being replaced hereunder, and the payment to the Administrative Agent of the processing fee due to it under Section 10.11.1, such Lender shall no longer be a party hereto or have any rights or obligations hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender with respect to its Loans and Commitment hereunder; provided, that the rights of such replaced Lender pursuant to Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the rights and obligations of such Lender pursuant to Article IX and Sections
10.3 and 10.4, shall survive any assignment described in this Section.


                                    ARTICLE V

                         CONDITIONS TO CREDIT EXTENSIONS

        SECTION 5.1. Initial Credit Extension. The obligations of the Lenders and, if applicable, the Issuer to fund or make, as the case may be, the initial Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

        SECTION 5.1.1. Resolutions, etc. The Administrative Agent shall have received from the Borrower and each other Obligor, as applicable, (i) a copy of a good standing certificate, dated a date reasonably close to the Effective Date, for each such Person and (ii) a certificate, dated the date of the initial Credit Extension and with counterparts for each Lender, duly executed and delivered by such Person's Secretary or Assistant Secretary, as to

               (a) resolutions of each such Person's Board of Directors then in full force and effect authorizing, to the extent relevant, the execution, delivery and performance of this Agreement, the Notes, each other Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

               (b) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement, the Notes and each other Loan Document to be executed by such Person; and

                (c) the full force and validity of each Organic Document of such Person and copies thereof,

upon which certificates each Lender may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary of any such Person canceling or amending the prior certificate of such Person.

        SECTION 5.1.2. Delivery of Notes. The Administrative Agent shall have received, each Lender's Notes duly executed and delivered by an Authorized Officer of the Borrower.

        SECTION 5.1.3. Payment of Outstanding Indebtedness, etc. All Indebtedness identified in Item 7.2.2(b) ("Indebtedness to be Paid") of the Disclosure Schedule, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been (or, contemporaneously with the initial Credit Extension hereunder, will be) paid in full from the proceeds of the Permitted Receivables Transaction and/or Loans and the commitments in respect of such Indebtedness (including under the Existing Credit Agreement) shall have been terminated, and all Liens securing payment of any such Indebtedness (including under the Existing Credit Agreement) shall have been released and the Administrative Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith. The Administrative Agent shall have received executed copies of "pay-off" letters with respect thereto (including as to the payment in full of all Indebtedness under the Existing Credit Agreement) in form and substance satisfactory to the Administrative Agent.

        SECTION 5.1.4. Pledge Agreements. The Administrative Agent shall have received executed counterparts of each of the Parent Pledge Agreement, the Borrower Pledge Agreement and each Subsidiary Pledge Agreement, each dated as of the date hereof, duly executed and delivered by an Authorized Officer of the Parent, the Borrower and each Subsidiary Guarantor, as the case may be, together with

               (a) certificates evidencing all of the issued and outstanding shares of Capital Stock pledged by any Obligor under any Pledge Agreement, which certificates shall be accompanied by undated stock powers duly executed in blank, or, if any securities pledged pursuant to any Pledge Agreement are uncertificated securities, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Administrative Agent for the benefit of the Secured Parties in accordance with Section 8-313 and Section 8-321 of the U.C.C., and all laws otherwise applicable to the perfection of the pledge of such shares; and

               (b) all Pledged Notes (as defined in each Pledge Agreement), if any, evidencing Indebtedness payable to the Borrower, duly endorsed to the order of the Administrative Agent, together with Uniform Commercial Code Financing Statements (or similar instruments) in respect of such Pledged Notes executed by each payee of a Pledged Note to be filed in such jurisdictions as the Administrative Agent may reasonably request.

The Administrative Agent and its counsel shall be satisfied that (a) the Lien granted to the Administrative Agent, for the benefit of the Secured Parties, in the collateral described above is a first priority perfected (or local equivalent thereof) security interest; and (b) no Lien exists on any of the collateral described above other than the Lien created in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to each Pledge Agreement and Liens permitted to exist under clause (e) of Section 7.2.3.

        SECTION 5.1.5. Security Agreements. The Administrative Agent shall have received executed counterparts of each of the Parent Security Agreement, the Borrower Security Agreement and the Subsidiary Security Agreement, each dated as of the date hereof, duly executed by the Obligor party thereto, together with

               (a) executed copies of Uniform Commercial Code financing statements (Form UCC-1), naming the applicable Obligor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents, to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the security interests of the Administrative Agent pursuant to such Security Agreement;

               (b) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens (other than Liens permitted to exist under Section 7.2.3)

                        (i) in any collateral described in such Security
                Agreement previously granted by any Person, and

                        (ii) securing any of the Indebtedness to be Paid,

        together with such other Uniform Commercial Code Form UCC-3 termination statements as the Administrative Agent may request from such Obligors; and

               (c) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably near to the date of the initial Credit Extension, listing all effective financing statements which name the applicable Obligor (or any predecessor thereto), as the case may be (under its present name and any other names used within the previous six months), as the debtor and which are filed in the jurisdictions in which filings were made pursuant to clause (a) above, together with copies of such financing statements (none of which (other than those described in clause (a), if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements described in clause
        (a)) shall cover any collateral described in such Security Agreement.

        SECTION 5.1.6. Trademark Security Agreement. The Administrative Agent shall have received a Trademark Security Agreement dated as of the date of the initial Credit Extension, duly executed and delivered by the applicable Obligor.

        SECTION 5.1.7. Guarantees. The Administrative Agent shall have received executed counterparts of each of the Parent Guaranty and each Subsidiary Guaranty, each dated the date of the initial Credit Extension, duly executed and delivered by an Authorized Officer of the Parent or each Subsidiary Guarantor, as the case may be.

        SECTION 5.1.8. Mortgage. The Administrative Agent shall have received counterparts of each Mortgage, dated as of the date hereof, duly executed by the Obligor party thereto

               (a) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of each Mortgage as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable effectively to create a valid, perfected first priority Lien against the properties purported to be covered thereby;

               (b) mortgagee's title insurance policies in favor of the Administrative Agent and the Lenders in amounts and in form and substance and issued by insurers, reasonably satisfactory to the Administrative Agent, with respect to the property purported to be covered by each Mortgage, insuring that title to such property is marketable and that the interests created by each Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than as approved by the Administrative Agent, and such policies shall also include a survey reading, and, if required by the mortgagee and if available, revolving credit endorsement, comprehensive endorsement, variable rate endorsement, access and utilities endorsements, mechanic's lien endorsement and such other endorsements as the Administrative Agent shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon; and

               (c) such other approvals, opinions, or documents as the Administrative Agent may reasonably request including, without limitation, consents and estoppel agreements from landlords, a survey of each property purported to be covered by a Mortgage in form and substance satisfactory to the Administrative Agent and the title insurer, and, if required by Regulatory Authority, a real estate appraisal for each such property prepared in accordance with the requirements of the Financial Institutions Reform Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder, and otherwise in form and substance satisfactory to the Administrative Agent.

        SECTION 5.1.9. Financial Information, etc. The Administrative Agent shall have received

               (a) the audited consolidated financial statements of the Parent and the Borrower and its Subsidiaries for the three fiscal year period ended December 30, 1995; and

               (b) a pro forma consolidated balance sheet of the Borrower and its Subsidiaries, as of February 22, 1997, but giving effect to the consummation of all the transactions contemplated by this Agreement and reflecting the proposed capital structure of the Borrower (the "Pro Forma Balance Sheet"), certified by the chief financial or accounting Authorized Officer of the Borrower, which shall be reasonably satisfactory to the Administrative Agent.

        SECTION 5.1.10. Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, dated the date of the initial Credit Extension, duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be representations and warranties of the Borrower made as of such date that are true and correct in all material respects and, at the time each such certificate is delivered, such statements shall in fact be true and correct. All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance satisfactory to the Administrative Agent.

        SECTION 5.1.11. Compliance Certificate. The Administrative Agent shall have received an initial Compliance Certificate on a pro forma basis as if the Effective Date had occurred as of December 28, 1996 and as to such items therein as the Administrative Agent reasonably requests, dated the date of the initial Credit Extension, duly executed (and with all schedules thereto duly completed) and delivered by the chief executive, financial or accounting Authorized Officer of the Borrower.

        SECTION 5.1.12. Receivables Transaction Documentation. The Administrative Agent shall have received (with copies for each Lender) a fully executed copy of each Receivables Transaction Document certified as true, correct and complete, and all other certificates, documents, agreements, consents and opinions furnished pursuant or in connection therewith. The closing and the initial purchase of receivables shall have occurred (or, contemporaneously with the initial Credit Extension hereunder, will occur) thereunder.

        SECTION 5.1.13. Material Adverse Change. The Lenders shall be satisfied that no event that has a Material Adverse Effect has occurred since June 29, 1996.

        SECTION 5.1.14. Insurance. The Administrative Agent shall have received certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies reasonably satisfactory to the Administrative Agent, evidencing coverage required to be maintained pursuant hereto and each Loan Document.

        SECTION 5.1.15. Opinions of Counsel. The Administrative Agent shall have received opinions, dated the date of the initial Credit Extension and addressed to the Administrative Agent and all Lenders, from

               (a) Kaye, Scholer, Fierman, Hays & Handler, LLP, special New York counsel to the Borrower and each other Obligor, substantially in the form of Exhibit N-1 hereto; and

               (b) Holland & Knight, Hartzog Conger & Cason, Blackwell Sanders Matheny Weary & Lombardi, Sonnenschein, Nath & Rosenthal, Hunton & Williams, Miller, Canfield, Paddock & Stone, Squire, Sanders & Dempsey, Stutzman & Bromberg, Thomas J. Colluci, Esq., local counsel to the Obligors, substantially in the form of Exhibit N-2 hereto.

        SECTION 5.1.16. Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 10.3, if then invoiced.

        SECTION 5.1.17. Borrowing Base Certificate. The Administrative Agent shall have received, with counterparts for each Lender, an initial Borrowing Base Certificate from the Borrower, dated the date of the initial Credit Extension and calculated as of a recent date satisfactory to the Administrative Agent, duly executed (and with all schedules thereto completed) and delivered by an Authorized Officer of the Borrower.

        SECTION 5.2. All Credit Extensions. The obligation of each Lender and each Issuer to make any Credit Extension (including the initial Credit Extension) shall be subject to Sections 2.1.4 and 2.1.5 and the satisfaction of each of the conditions precedent set forth in this Section 5.2.

        SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds of such Credit Extension) the following statements shall be true and correct:

               (a) the representations and warranties set forth in Article VI (excluding, however, those contained in Section 6.7) and in each other Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

                (b) except as disclosed by the Borrower to the Administrative Agent and the Lenders pursuant to Section 6.7,

                        (i) no labor controversy, litigation, arbitration or
                governmental investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened against Parent, the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; and

                        (ii) no development shall have occurred in any labor
                controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.7 which could reasonably be expected to have a Material Adverse Effect; and

                (c) no Default shall have then occurred and be continuing.

        SECTION 5.2.2. Credit Extension Request, etc. The Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in
Section 5.2.1 are true and correct in all material respects.

        SECTION 5.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries or any other Obligors shall be reasonably satisfactory in form and substance to the Administrative Agent; the Administrative Agent shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent may reasonably request.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

        In order to induce the Lenders, each Issuer and the Administrative Agent to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants to the Administrative Agent, each Issuer and each Lender as set forth in this Article VI.

        SECTION 6.1. Organization, etc. The Borrower and each of its Subsidiaries is validly organized and existing and in good standing under the laws of the state or jurisdiction of its organization, is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except in each case to the extent the same could not reasonably be expected to have a Material Adverse Effect.

        SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document executed or to be executed by it and the execution, delivery and performance by each other Obligor of each Loan Document executed or to be executed by it are in each case within each such Person's corporate, partnership or other applicable powers, have been duly authorized by all necessary corporate, partnership or other applicable action, and do not

                (a) contravene any such Person's Organic Documents;

                (b) contravene any Contractual Obligation binding on any such Person;

                (c) contravene any Governmental Approval or

        Governmental Rule binding on any such Person; or

               (d) result in, or require the creation or imposition of, any Lien on any of such Person's properties (except as expressly permitted by this Agreement).

        SECTION 6.3. Government Approval, Regulation, etc. Except as disclosed in Item 6.3 ("Approvals") of the Disclosure Schedule and except for filings contemplated under the Loan Documents, no authorization or approval or other action by, and no notice to or filing with, any Regulatory Authority or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and which are, or on the Effective Date will be, in full force and effect) is required for the due execution, delivery or performance by the Borrower of this Agreement or the Notes or by the Borrower or any other Obligor of any other Loan Document to which it is a party. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        SECTION 6.4. Validity, etc. This Agreement constitutes, and the Notes and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms; and each other Loan Document executed pursuant hereto by each other Obligor will, on the due execution and delivery thereof by such Obligor, constitute the legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

        SECTION 6.5. Financial Information. The financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and each Lender pursuant to Section 5.1.9 have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended. All balance sheets, all statements of operations, shareholders' equity and cash flow and all other financial information of each of the Borrower and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended, except that quarterly financial statements need not include footnote disclosure and may be subject to ordinary year-end adjustment.

        SECTION 6.6. No Material Adverse Effect. Since the date of the financial statements described in Section 6.5, no event has occurred that has had a Material Adverse Effect.

        SECTION 6.7. Litigation, Labor Controversies, etc. Except as disclosed in Item 6.7 ("Litigation") of the Disclosure Schedule, there is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected (a) to have a Material Adverse Effect or (b) to adversely affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document or Receivables Transaction Document.

        SECTION 6.8. Compliance with Laws. The Borrower and its Subsidiaries have complied in all material respects with all applicable Governmental Approvals and Governmental Rules of any Regulatory Authority having jurisdiction over the conduct of its businesses or the ownership or leasing of its properties except in each case to the extent the same could not reasonably be expected to have a Material Adverse Effect.

        SECTION 6.9. Subsidiaries. The Borrower has no Subsidiaries, except those Subsidiaries

               (a)  which are identified in Item 6.9 ("Existing

        Subsidiaries") of the Disclosure Schedule; or

               (b) which are permitted to have been organized or acquired in accordance with Section 7.2.5 or 7.2.10.

        SECTION 6.10. Ownership of Properties. The Borrower and each of its Subsidiaries owns (a) in the case of owned real property, good and marketable fee title to, and (b) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like), except for Liens permitted pursuant to Section 7.2.3.

        SECTION 6.11. Taxes. The Borrower and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be due and owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        SECTION 6.12. Pension and Welfare Plans. Except as disclosed in Item
6.12 ("Employee Benefit Plans") of the Disclosure Schedule, during the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan (other than a standard termination under Section 4041(b) of ERISA), and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.12 of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

        SECTION 6.13. Environmental Warranties. Except as set forth in Item 6.13 ("Environmental Matters") of the Disclosure Schedule:

               (a) all facilities and property (including underlying groundwater) owned or leased by the Borrower or any of its Subsidiaries have been since 1992, and continue to be, owned or leased by the Borrower and its Subsidiaries in material compliance with all Environmental Laws;

               (b) there are no pending or threatened, except for matters not likely to result in liability to a Borrower or Subsidiary greater than $5,000:

                      (i) written claims, complaints, notices or requests for
               information received by the Borrower or any of its Subsidiaries from any Regulatory Authority with respect to any alleged violation of any Environmental Law, or

                      (ii) written complaints, notices or inquiries to the
               Borrower or any of its Subsidiaries from any Regulatory Authority regarding potential liability under any Environmental Law;

               (c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

               (d) the Borrower and its Subsidiaries have been issued and are in material compliance with all material permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses or operations;

                (e) no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or on any similar state list of sites requiring investigation or clean-up;

               (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

               (g) neither the Borrower nor any Subsidiary of the Borrower has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or on any similar state list or which to the knowledge is the subject of federal, state or local enforcement actions or other investigations which could reasonably be expected to lead to material claims against the Borrower or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA; and

               (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any Subsidiary of the Borrower that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect.

        SECTION 6.14. Regulations G, U and X. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation G, U or X. Terms for which meanings are provided in F.R.S. Board Regulation G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

        SECTION 6.15. Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Administrative Agent, any Issuer or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby, taken as a whole is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Administrative Agent, any Issuer or any Lender will taken as a whole be true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Administrative Agent, such Issuer and such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

                                   ARTICLE VII

                                    COVENANTS

        SECTION 7.1. Affirmative Covenants. The Borrower agrees with the Administrative Agent, each Issuer and each Lender that, until all Commitments have terminated and all Obligations (other than indemnity, reimbursement and similar obligations in respect of which no claim has been made and no amount remains outstanding) have been paid in full, the Borrower will perform or cause to be performed the obligations set forth in this Section 7.1.

        SECTION 7.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to each Lender, each Issuer and the Administrative Agent copies of the following financial statements, reports, notices and information:

               (a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent and the Borrower, a consolidated balance sheet of the Parent and the Borrower and its Subsidiaries, in each case as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Parent and the Borrower and its Subsidiaries, in each case for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified as complete and correct by a financial Authorized Officer of the Parent and the Borrower, respectively;

               (b) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Parent and the Borrower, a copy of the annual audited financial statements for such Fiscal Year for the Parent and the Borrower and its consolidated Subsidiaries, including therein a consolidated balance sheet of the Parent and the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Parent and the Borrower and its Subsidiaries for such Fiscal Year, in each case as audited (without any Impermissible Qualification) by independent public accountants of national standing acceptable to the Administrative Agent;

               (c) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower and within 90 days after the end of the Fiscal Year of the Borrower, a Compliance Certificate, executed by the chief executive, financial or accounting Authorized Officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent) compliance with the financial covenants set forth in Article VII;

               (d) as soon as available and in any event within 60 days after the first day of each Fiscal Year, copies of the Borrower's monthly operating budget for such Fiscal Year (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent);

               (e) as soon as possible and in any event within five days after the occurrence of each Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

               (f) as soon as possible and in any event within five days after becoming aware of (x) the occurrence of any adverse development with respect to any litigation, action, proceeding or labor controversy described in Section 6.7, or (y) the commencement of any litigation, action, proceeding or labor controversy described in Section 6.7, notice thereof and copies of all documentation relating thereto;

                (g) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to its securityholders generally, and all reports and registration statements which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;

                (h) immediately upon becoming aware of (i) the institution of any steps by the Borrower or any other Person to terminate any Pension Plan (other than in a standard termination under Section 4041(b) of ERISA), (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or
        (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

                (i) promptly upon receipt thereof, copies of all management letters submitted to the Borrower by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants of the books of the Borrower or any Subsidiary;

                (j) as soon as practicable, and in any event within ten (10) Business Days after the close of each month (and more often if reasonably requested in writing by the Administrative Agent), the Borrower shall provide the Administrative Agent and the Lenders with a Borrowing Base Certificate, together with such supporting documents as the Administrative Agent may reasonably request all certified as being true and correct in all material aspects by such Borrower; and

                (k) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender or any Issuer through the

        Administrative Agent may from time to time reasonably request (including information and reports from the chief accounting, financial or executive Authorized Officer of the Borrower, in such detail as the Administrative Agent or any Lender or Issuer through the Administrative Agent may reasonably request, with respect to the terms of and information provided pursuant to the Compliance Certificate).

        SECTION 7.1.2. Compliance with Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all applicable Governmental Rules and Governmental Approvals of all Regulatory Authorities except to the extent noncompliance therewith could not reasonably be expected to have a Material Adverse Effect, such compliance to include:

                (a) the maintenance and preservation of the Borrower's and its Subsidiaries' corporate existence; and

                (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves, if any, in accordance with GAAP shall have been set aside on its books.

        SECTION 7.1.3. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper alterations, additions, repairs, renewals and replacements, so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance, repairs, etc. of any of its properties is no longer economically desirable.

        SECTION 7.1.4. Insurance. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain:

               (a) physical damage insurance on all real and personal property on an all-risk basis (including, loss in transit, flood and earthquake insurance) and public liability insurance against claims for personal injury, death or property damage suffered by others upon, in or about any premises occupied by it or occurring as a result of its ownership, maintenance or operation of any automobiles, trucks or other vehicles or other facilities (including any machinery used therein or thereupon) or as the result of the use of products manufactured, constructed or sold by it or services rendered by it in an amount as is usually carried by Persons of comparable size engaged in the same or a similar business and similarly situated;

               (b) such other types of insurance with respect to its business as is usually carried by Persons of comparable size engaged in the same or a similar business and similarly situated; and

               (c) all worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

All insurance shall be provided by insurers having an A.M. Best policyholders rating of not less than A- (except with respect to insurers providing insurance of the type described in clause (c), in which case such insurers shall have an A.M. Best policyholders rating of not less than B+) or (iii) by such other insurers as the Administrative Agent may approve in writing; provided, that if the rating of any of such insurers is downgraded, the Borrower and each of its Subsidiaries, as the case may be, shall only be required to obtain replacement insurance with an insurer satisfying the requirements of this clause at the stated expiration of the insurance policy maintained with the insurer whose rating was so downgraded.

        SECTION 7.1.5. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and upon reasonable prior written notice permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and, subject to reasonable prior written notice having been given to the Borrower, its independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower's financial matters with each Lender or its representatives whether or not any representative of the Borrower is present) and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate records; provided, however, that the Lenders shall to the extent reasonably practicable coordinate such examinations, visits, discussions, etc. through the Administrative Agent so that all Lenders conduct the same substantially simultaneously. The Borrower shall pay any fees of such independent public accountant incurred in connection with the Administrative Agent's or any Lender's exercise of its rights pursuant to this Section.

        SECTION 7.1.6. Environmental Covenant. The Borrower will, and will cause each of its Subsidiaries to,

               (a) use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary and material permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

               (b) promptly notify the Administrative Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries of any Regulatory Authority relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws, and shall keep its property free of any Lien imposed by any Environmental Law; and

               (c) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.1.6.

        SECTION 7.1.7. Future Subsidiaries. Upon any Person becoming, after the Effective Date, a Subsidiary of the Borrower, or upon the Borrower directly or indirectly acquiring additional Capital Stock of any existing Subsidiary, the Borrower shall notify the Administrative Agent of such acquisition, and, unless otherwise agreed to among the Borrower, the Administrative Agent and the Required Lenders,

               (a) such Person shall execute and deliver to the Administrative Agent (i) a Subsidiary Guaranty, (ii) the Subsidiary Security Agreement,
        (iii) if requested by the Administrative Agent, Subsidiary Mortgages and
        (iv) if such Person has a Subsidiary, a Subsidiary Pledge Agreement, in each case in a manner reasonably satisfactory to the Administrative Agent; and

               (b) the Borrower or such Person, as the case may be, shall, pursuant to a Pledge Agreement, pledge to the Administrative Agent for its benefit and that of the Secured Parties (i) all of the outstanding shares of Capital Stock of such Person, along with undated stock powers for such certificates, executed in blank (or, if any such shares of Capital Stock are uncertificated, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Administrative Agent, for the benefit of the Secured Parties, in accordance with Section 8-313 and Section 8-321 of the U.C.C. or any other similar or local or foreign law which may be applicable), and (ii) all intercompany notes evidencing Indebtedness in favor of the Borrower or such Person (which shall, unless the Administrative Agent shall otherwise agree, be in form satisfactory to the Administrative Agent);

together, in each case, with such opinions of legal counsel for the Borrower (which shall be from counsel reasonably satisfactory to the Administrative Agent) relating thereto, which legal opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

        SECTION 7.1.8. Additional Collateral. The Borrower shall, and shall cause each of its Subsidiaries to, cause the Administrative Agent to have at all times a first priority perfected security interest (subject only to Liens and encumbrances permitted under Section 7.2.3) in all of the property (real and personal) owned from time to time by the Borrower or a Subsidiary to the extent the same constitutes or would constitute "Collateral" under the Borrower Security Agreement, each Subsidiary Security Agreement, a Pledge Agreement or a Mortgage. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, execute, deliver and/or file (as applicable) or cause to be executed, delivered and/or filed (as applicable), the pledge agreement(s), mortgages, the security agreement(s), Uniform Commercial Code (Form UCC-1) financing statements, Uniform Commercial Code (Form UCC-3) termination statements, and other documentation necessary to grant and perfect such security interest, in each case in form and substance reasonably satisfactory to the Administrative Agent together, in each case, with such opinions of legal counsel for the Borrower (which shall be from counsel reasonably satisfactory to the Administrative Agent) relating thereto, which legal opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

        SECTION 7.1.9. Use of Proceeds. The Borrower shall apply the proceeds of the Credit Extensions solely

                (a) for working capital and general corporate purposes of the Borrower and the Subsidiary Guarantors, including Permitted Acquisitions by such Persons;

                (b) to pay the transaction costs and expenses incurred in connection with the initial Credit Extension;

                (c) to repay the Indebtedness to be Paid; and

                (d) in the case of Letters of Credit, for issuing standby Letters of Credit for the account of the Borrower.

        SECTION 7.2. Negative Covenants. The Borrower agrees with the Administrative Agent, each Issuer and each Lender that, until all Commitments have terminated and all Obligations (other than indemnity, reimbursement and similar obligations in respect of which no claim has been made and no amount remains outstanding) have been paid in full, the Borrower will, and will cause its Subsidiaries to, perform the obligations set forth in this Section 7.2.

        SECTION 7.2.1. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity, except those described in the first recital and such activities as are reasonably incidental or substantially similar thereto.

        SECTION 7.2.2. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

                (a) Indebtedness in respect of the Credit Extensions and other Obligations (including Hedging Obligations in respect of such Credit Extensions);

                (b) until the date of the initial Credit Extension, the Indebtedness to be Paid;

                (c) Indebtedness existing as of the Effective Date which is identified in Item 7.2.2(c) ("Ongoing Indebtedness") of the Disclosure Schedule;

               (d) Indebtedness of the Borrower or any of its Subsidiaries incurred after the Effective Date in connection with the acquisition or improvement of distribution, warehouse or transportation facilities in an aggregate amount not to exceed the sum of (i) $20,000,000 outstanding for the period from the Effective Date to the next succeeding anniversary of the Effective Date, and (ii) thereafter an additional Indebtedness of $10,000,000 outstanding increasing for each subsequent 12 month period following an anniversary date of the Effective Date; provided, however, that the maximum aggregate amount of all Indebtedness permitted under this clause (d) (i) shall not at any time exceed $50,000,000 outstanding and (ii) of ProSource Canada and its Subsidiaries together with all Indebtedness of ProSource Canada and its Subsidiaries constituting Canadian Indebtedness shall not exceed Cdn$20,000,000 at any time outstanding;

               (e) principal amounts constituting Canadian Indebtedness which together with Indebtedness of ProSource Canada and its Subsidiaries permitted under clause (d) above does not exceed Cdn$20,000,000 at any time outstanding;

                (f) unsecured Indebtedness of the type set forth in clauses (d) and (f) of the definitions of "Indebtedness" incurred in the ordinary course of business of the Borrower and its Subsidiaries;

                (g) Indebtedness of the Borrower or any of its Subsidiaries in respect of Capitalized Lease Liabilities to the extent permitted by
        Section 7.2.7;

                (h) intercompany Indebtedness of the Borrower that is subordinated to the Obligations on terms satisfactory to the Administrative Agent or of any Subsidiary Guarantor owing to the Borrower or any other Subsidiary Guarantor, which Indebtedness

                      (i) shall be evidenced by one or more promissory notes
               (such promissory note(s) (in the case of other than the Receivables Note) to be, unless otherwise agreed to by the Administrative Agent, in substantially the form of Exhibit A to the Borrower Pledge Agreement) duly executed and delivered in pledge pursuant to the Borrower Pledge Agreement to the Administrative Agent; and

                      (ii) shall (in the case of Indebtedness other than that
               evidenced by the Receivables Note) not be forgiven or otherwise discharged for any consideration other than payment in full or in part (provided that only the amount repaid in part shall be discharged) in cash (unless otherwise agreed to by the Administrative Agent);

                (i) Indebtedness incurred in connection with the Permitted Receivables Transaction in an aggregate principal amount at any time not to exceed $150,000,000;

                (j) Indebtedness incurred in connection with a Sale Leaseback Transaction permitted under Section 7.2.14;

                (k) Indebtedness of the Borrower incurred in connection with guarantees of payment described in the proviso to the penultimate sentence of the definition of "Contingent Liability" in an amount not to exceed $3,200,000 at any time outstanding; and

                (l) Intercompany Indebtedness of (i) the Borrower owed to Receivables Co., (ii) Receivables Co. owed to the Borrower or to another wholly-owned special purpose

        Subsidiary of the Borrower or (iii) such Subsidiary owed to Receivables Co., in each case, incurred in connection with the Permitted Receivables Transaction;

provided, however, that no new Indebtedness otherwise permitted by clause (d),
(g), (h), (j) and (k) shall be permitted to be incurred if a Default has occurred and is continuing or would result therefrom.

        SECTION 7.2.3. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                (a) Liens securing payment of the Obligations, granted pursuant to any Loan Document;

                (b) until the date of the initial Credit Extension, Liens securing payment of Indebtedness of the type permitted and described in clause (b) of Section 7.2.2;

                (c) Liens granted prior to the Effective Date to secure payment of Indebtedness of the type permitted and described in clause (c) of
        Section 7.2.2;

                (d) Liens granted to secure payment of Indebtedness of the type permitted and described in clause (d) of Section 7.2.2 and covering only those assets acquired with the proceeds of such Indebtedness;

                (e) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves, if any, in accordance with GAAP shall have been set aside on its books;

                (f) Liens of carriers, warehousemen, mechanics, materialmen, suppliers, vendors and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves, if any, in accordance with GAAP shall have been set aside on its books;

               (g) Liens incurred or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory and regulatory obligations, bids, leases and contracts or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                (h) judgment Liens to the extent not resulting in an Event of Default;

                (i) easements, rights-of-way, municipal and zoning ordinances or similar restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries or the value or utility of the property to which such Lien is attached;

                (j) Liens on Accounts of Receivables Co. created in connection with the Permitted Receivables Transaction;

                (k) Liens arising from precautionary U.C.C. financing statement filings regarding operating leases, consignments and similar arrangements entered into in the ordinary course of business;

                (l) statutory and common law landlord's liens under Leases; and

                (m) with respect to any real property that is subject to a Mortgage, such exceptions to title as are set forth in the title insurance policy delivered with respect thereto and are acceptable to the Administrative Agent.

        SECTION 7.2.4. Financial Condition.

                (a) Net Worth. The Borrower will not permit Net Worth at any time during any Fiscal Quarter of the Borrower, commencing with the second Fiscal Quarter of Fiscal Year 1997, to be less than an amount equal to the sum of (i)

        $70,000,000, plus (ii) an amount equal to 50% of the sum of the Net Income for each Fiscal Quarter, commencing with the second Fiscal Quarter of Fiscal Year 1997 and ending with the last full Fiscal Quarter ending on or prior to any date of measurement, in which Net Income exceeded $0 plus (iii) an amount equal to 50% of the aggregate value of capital contributions made to the equity of the Borrower since the Effective Date (excluding capital contributions made expressly and solely for the purpose of curing an Event of Default);

               (b) Total Debt to EBITDA Ratio. The Borrower will not permit the Total Debt to EBITDA Ratio as of the end of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

                                             Total Debt to EBITDA
          Period                                       Ratio
-------------------------------------- ----------------------------------
       Effective Date through
       Third Fiscal Quarter of
                1997                                4.75:1

        Fourth Fiscal Quarter
        of 1997 through First
       Fiscal Quarter of 1998                       4.50:1

        Second Fiscal Quarter
               of 1998                              4.25:1

       Third Fiscal Quarter of
         1998 through Fourth
       Fiscal Quarter of 1998                       4.00:1

       First Fiscal Quarter of
         1999 through Second
       Fiscal Quarter of 1999                       3.50:1

       Third Fiscal Quarter of
         1999 through First
       Fiscal Quarter of 2000                       2.75:1

        Second Fiscal Quarter
       of 2000 through Stated
            Maturity Date                           2.00:1


                (c) Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter occurring during any period set forth below (beginning with the First Fiscal Quarter of 1997) to be less than the ratio set forth opposite such period:

                                              Fixed Charge Coverage
              Period                                 Ratio
-------------------------------------- ---------------------------------------

       First Fiscal Quarter of
         1997 through Third
       Fiscal Quarter of 1997                           .80:1

        Fourth Fiscal Quarter
       of 1997 through Second
       Fiscal Quarter of 1998                           .90:1

       Third Fiscal Quarter of
         1998 through Fourth
       Fiscal Quarter of 1998                           .95:1

       First Fiscal Quarter of
         1999 through Fourth
       Fiscal Quarter of 1999                          1.10:1

       First Fiscal Quarter of
         2000 through Fourth
       Fiscal Quarter of 2000                          1.25:1

       First Fiscal Quarter of
         2001 through Stated
            Maturity Date                              1.35:1


               (d) Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as of the end of any Fiscal Quarter occurring during any period set forth below (beginning with the First Fiscal Quarter of 1997) to be less than the ratio set forth opposite such period:

                 Period                      Interest Coverage Ratio
---------------------------------------  ---------------------------------------
        First Fiscal Quarter of
                  1997                                     2.25:1

        Second Fiscal Quarter of
                  1997                                     2.50:1

        Third Fiscal Quarter of
                  1997                                     2.75:1

        Fourth Fiscal Quarter of
                  1997                                     3.00:1

        First Fiscal Quarter of
          1998 through Fourth
         Fiscal Quarter of 1998                            3.25:1

        First Fiscal Quarter of
          1999 through Stated
             Maturity Date                                 4.00:1


        SECTION 7.2.5. Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

                (a) Investments (including any Trade Investments) existing on the Effective Date and identified in Item 7.2.5(a) ("Ongoing Investments") of the Disclosure Schedule (provided that any payments received in respect of any such existing Trade Investments shall be applied to permanently reduce the amount of such Trade Investments);

                (b) Cash Equivalent Investments;

                (c) without duplication, Investments permitted as Indebtedness pursuant to Section 7.2.2;

                (d) Investments by the Borrower in ProSource Canada by way of contributions to capital not at any time to exceed

        $5,000,000;

               (e) Investments in Subsidiaries (i) acquired or formed in connection with a Permitted Acquisition, (ii) and (without duplication) in Subsidiaries existing on the Effective Date and (iii) subject to
        Section 7.2.15, which are Designated Subsidiaries;

               (f) loans and advances to employees the proceeds of which are immediately used to purchase equity Securities of the Parent and which proceeds are immediately thereafter contributed by the Parent to the Borrower as a capital contribution;

               (g) Investments constituting Permitted Acquisitions (i) in an aggregate amount having a value not to exceed $25,000,000 over the term of this Agreement, (ii) in a single or a related series of transactions having a value in excess of $25,000,000 individually but less than $100,000,000, individually or in the aggregate, so long as the Borrower shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding each such acquisition (prepared in good faith and in a manner and using such methodology which if consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the covenants set forth in Section 7.2.4, and (iii) in a single or a related series of transactions having a value in excess of $100,000,000 with the prior written consent of the Required Lenders (which consent may be withheld by the Required Lenders in their sole discretion and for any reason);

               (h) Trade Investments made after the Effective Date in an aggregate outstanding amount not to exceed (i) $1,000,000 for the period from the Effective Date to the first anniversary of the Effective Date and (ii) an incremental $1,000,000 for each subsequent 12 month period; provided, however, that the maximum aggregate amount outstanding of all Trade Investments permitted under this clause (h) shall not at any time exceed $3,000,000 and;

                (i) other Investments in an aggregate amount at any one time not to exceed $500,000;

provided, however, that

               (k) any Investment which when made complies with the requirements of clause (a), (b) or (c) of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

                (l) no new Investment otherwise permitted by clause (d), (e),
        (f), (g), or (i) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

        SECTION 7.2.6. Restricted Payments, etc. On and at all times after the Effective Date:

               (a) The Borrower will not declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of Capital Stock (now or hereafter outstanding) of the Borrower or on any other Equity Interests (now or hereafter outstanding) of the Borrower (other than dividends or distributions payable in its common stock or warrants to purchase its common stock or splitups or reclassifications of its stock into additional or other shares of its common stock) or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, or agree or permit any of its Subsidiaries to purchase or redeem, any shares of any class of Capital Stock (now or hereafter outstanding) of the Borrower, or other Equity Interests (now or hereafter outstanding) of the Borrower except:

                      (i) the Borrower may make distributions to the Parent to
               enable the Parent to redeem or otherwise acquire for value shares of its Capital Stock of the Parent owned by employees, officers, directors and any and all non-Affiliates, provided that (A) no Default or Event of Default shall have occurred and be continuing or a Default or Event of Default shall occur as a result of such acquisition or redemption; (B) the aggregate value of such distributions shall not exceed (x) $5,000,000 (net of any cash repayments made to the Borrower or any of its Subsidiaries in respect of loans or advances that were made to employees the proceeds of which were used to purchase equity Securities of the Parent) for the period ending on the first anniversary of the Effective Date and (y) $10,000,000 (net of any cash repayments made to the Borrower or any of its Subsidiaries in respect of loans or advances that were made to employees the proceeds of which were used to purchase equity Securities of the Parent) over the term of this Agreement; (C) the Borrower shall have delivered the certificate required by clause (b) below; and (D) the Borrower shall have delivered a certificate in form and substance satisfactory to the Administrative Agent demonstrating (x) that the Total Debt to EBITDA Ratio shall not exceed 3.00 to 1.00 and
               (y) compliance with the Fixed Charge Coverage Ratio, in each case, computed on a pro forma basis after giving effect to such distribution; and

                      (ii) the Borrower may make distributions to the Parent to
               enable it to redeem shares of its capital stock from members of the Borrower's management whose employment with the Borrower has terminated, provided that (A) the aggregate amount of such distributions made during any Fiscal Year minus the amount of additional cash equity contributions received by the Borrower during such Fiscal Year that represents proceeds from the issuance of capital stock in the Parent to a new member of the Borrowers' management shall not exceed $500,000 (net of any cash repayments made to the Borrower or any of its Subsidiaries in respect of loans or advances that were made to employees the proceeds of which were used to purchase equity Securities of the Parent); or (B) no Material Default or Event of Default shall have occurred and be continuing on the date of such payment or shall occur as a result of such payment; or (C) average daily availability under the Revolving Loan Commitment Amount shall not have been less than $25,000,000 during the 45-day period ending on the date of such payment and after giving effect to such payment, availability under the Revolving Loan Commitment Amount shall not be less than $25,000,000; and (D) the Borrower shall have delivered the certificate required by clause (b) below.

               (b) The Borrower may make distributions to the Parent in any Fiscal Year in an amount not greater than the lesser of (i) the consolidated (or, as applicable, combined) tax liability of the Parent for a prior tax year that is attributable to the consolidated (or, as applicable, combined) taxable income of the Borrower, and (ii) the total consolidated (or, as applicable, combined) tax liability of the Parent for such prior tax year.

               (c) Not less than five Business Days prior to making any distribution permitted pursuant to clause (a) above, and as a condition precedent to making such payment, the Borrower shall deliver to the Administrative Agent a certificate of the Authorized Officer of the Borrower stating:

                        (i) that the Borrower is in compliance with all of the
                terms and conditions of this Agreement and the other Loan Documents to which it is a party;

                        (ii) that no Material Default or Event of Default is in
                existence as of the date of the certificate or will be in existence as of the date of such payment, both with and without giving effect to the making of such payment; and

                        (iii) the amount of such payment; and

               (d) the Borrower will not, and will not permit any Subsidiary to, make any deposit for any of the foregoing purposes other than for purposes of payments permitted under clause (a), (b) or (c).

        SECTION 7.2.7. Subsidiaries. The Borrower will not permit any Subsidiary to issue any Capital Stock (whether for value or otherwise) to any Person other than the Borrower or another wholly-owned Subsidiary unless the percentage ownership interest (direct or indirect) of the Borrower in such Subsidiary immediately after such issuance is increased or unchanged as a result thereof.

        SECTION 7.2.8. Certain Contracts. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by the Borrower or such Subsidiary regardless of whether such materials, supplies, other property or services are delivered or furnished to it other than where the Borrower or such Subsidiary determines not to accept such property or services.

        SECTION 7.2.9. Consolidation, Merger, etc. The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except

               (a) any Subsidiary (other than a Designated Subsidiary) may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary (other than a Designated Subsidiary), and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary (other than a Designated Subsidiary); provided, however, that, subject to the preceding provisions of this clause, in no event shall any Subsidiary Guarantor merge with and into

                      (i) any Subsidiary other than another Subsidiary Guarantor unless (A) the Required Lenders shall have given their prior written consent thereto, or (B) after giving effect thereto, the Administrative Agent shall have a perfected pledge of, and security interest in and to, all of the issued and outstanding shares of capital stock of the surviving Person in form and substance satisfactory to the Administrative Agent and its counsel, pursuant to such documentation and opinions as shall be necessary and appropriate in the reasonable opinion of the Administrative Agent and its counsel to create, perfect or maintain the collateral position of the Administrative Agent and the Lenders therein as contemplated by this Agreement; or

                      (ii) any other Subsidiary Guarantor if, after giving
               effect to such merger, the Administrative Agent has less than that percentage of the issued and outstanding Capital Stock of the surviving Person pledged to it than it had pledged to it immediately prior to such merger;

provided, that, notwithstanding the foregoing, in no event shall a Subsidiary Guarantor merge with a Designated Subsidiary; and

               (b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may (to the extent permitted by clause (f) of Section 7.2.5) purchase all or substantially all of the assets or stock of any Person (or any division thereof), or acquire such Person by merger.

        SECTION 7.2.10. Asset Dispositions, etc. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey (including by way of merger), or grant options, warrants or other rights with respect to, any of the Borrower's or such Subsidiaries' assets (including accounts receivable or capital stock of Subsidiaries) to any Person, unless

               (a) such sale, transfer, lease, contribution or conveyance of such assets is (i) in the ordinary course of its business (and does not constitute a sale, transfer, lease, contribution or other conveyance of all or a substantial part of the Borrower's or such Subsidiary's assets) or is of obsolete or worn out property, (ii) permitted by Section 7.2.9,
        (iii) between Subsidiary Guarantors (other than any Designated Subsidiary) or from a Subsidiary Guarantor to the Borrower or from the Borrower to a Subsidiary Guarantor (other than a Designated Subsidiary) or (iv) of other assets of the Borrower or a Subsidiary having a value (determined based on the higher of book and fair market value) not to exceed $3,000,000 in any Fiscal Year;

               (b) such sale, transfer, lease, contribution or conveyance of such assets (including the SLB Properties), has a value (calculated at the higher of book value or fair market value) of less than $15,000,000 in any Fiscal Year and the net proceeds of which the Borrower or a Subsidiary thereof has elected to invest or cause to be invested in Qualified Assets as provided for in the definition of "Net Disposition Proceeds"; provided, however, that in each Fiscal Year in which the value of such assets so sold, transferred, leased, contributed or conveyed is less than $15,000,000 then the difference between such value and $15,000,000 may be carried over to any succeeding Fiscal Year so long as the aggregate value of assets so sold, transferred, leased, contributed or conveyed in any Fiscal Year shall not exceed $25,000,000 in any Fiscal Year;

                (c) such sale, transfer, lease, contribution or conveyance is of Accounts pursuant to the Permitted Receivables Transaction; or

                (d) such sale, transfer, lease, contribution or conveyance is permitted by Section 7.2.5 or Section 7.2.12.

        SECTION 7.2.11. Modification of Certain Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, amendment and restatement, waiver or other modification of any of, or enter into any forbearance from exercising any rights with respect to, the terms or provisions contained in, or applicable to, any Receivables Transaction Document, if the effect of such amendment, supplement or modification could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        SECTION 7.2.12. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates unless such arrangement or contract is on fair and reasonable terms and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower or such Subsidiary with a Person which is not one of its Affiliates.

        SECTION 7.2.13. Negative Pledges, Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding (i) this Agreement or any other Loan Document, (ii) any Receivables Transaction Document, (iii) in the case of clause
(a) below, customary provisions restricting sublease or assignment of any lease, license, franchise or other agreement entered into in the ordinary course of business, (iv) in the case of clause (a) or (c) below, restrictions imposed by any agreement to sell or otherwise dispose of any assets to any Person pending the closing of such sale, (v) in the case of clauses (a) and (c) below, restrictions imposed by a joint venture, shareholders or similar agreement entered into by a Designated Subsidiary with respect to Investments permitted by clause (i) of Section 7.2.5, and (vi) any agreement governing any Indebtedness permitted by clause (b) of Section 7.2.2 as in effect on the Effective Date, by clause (d) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness or by clause (e) of Section 7.2.2) prohibiting

                (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

                (b) the ability of the Borrower or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document; or

                (c) the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower.

        SECTION 7.2.14. Sale and Leaseback. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement or arrangement with any other Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any of its Subsidiaries (a "Sale Leaseback Transaction"); provided, that the Borrower and its Subsidiaries may

                (a) enter into a Sale Leaseback Transaction with respect to any of the SLB Properties; and

                (b) enter into a Sale Leaseback Transaction with respect to any Investments or constituting Permitted Acquisitions,

provided, however, that (i) any such permitted Sale Leaseback Transaction in excess of $500,000 is consummated for fair value as determined in good faith by the Board of Directors of the Borrower and (ii) no new such Sale Leaseback Transaction otherwise permitted by clause (a) or (b) shall be permitted if a Default has occurred and is continuing or would result therefrom.

        SECTION 7.2.15. Limitations on Investments, etc. in Designated Subsidiaries. Notwithstanding any other provision or term to the contrary contained in this Credit Agreement or any other Loan Document, in no event will the sum of aggregate amount of loans or advances owing to the Borrower and its Subsidiaries (other than Designated Subsidiaries) from Designated Subsidiaries, Investments made by the Borrower and its Subsidiaries (other than Designated Subsidiaries) in Designated Subsidiaries and the fair market value of assets contributed by the Borrower and its Subsidiaries (other than Designated Subsidiaries) to Designated Subsidiaries exceed $5,000,000 at any time outstanding.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

        SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

        SECTION 8.1.1. Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of

                (a) any Reimbursement Obligation or any deposit of cash for collateral purposes pursuant to Section 2.6.2 or Section 2.6.4, as the case may be;

                (b) any principal of or interest on any Loan; or

                (c) any fee described in Article III or of any other Obligation and such default shall continue unremedied for a period of five days.

        SECTION 8.1.2. Breach of Warranty. Any representation or warranty of the Borrower or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Borrower or any other Obligor to the Administrative Agent, any Issuer or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V), is or shall be incorrect when made or deemed to have been made in any material respect.

        SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of its obligations under Section 7.1.9 or Section 7.2.

        SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. The Borrower or any other Obligor shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender.

        SECTION 8.1.5. Defaulted Debt. A default shall occur in the payment when due (subject to any applicable grace or cure period), whether by acceleration or otherwise, of any Defaulted Debt (other than Defaulted Debt described in Section 8.1.1) of the Borrower or any of its Subsidiaries having a principal amount, individually or in the aggregate, in excess of $1,500,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Defaulted Debt (subject to any applicable grace or cure period) other than any Hedging Obligation if the effect of such default is to accelerate the maturity of any such Defaulted Debt or such default shall permit the holder or holders of such Defaulted Debt, or any trustee or agent for such holders, to cause or declare such Defaulted Debt to become due and payable or to require such Defaulted Debt to be prepaid, redeemed, purchased or defeased, or to cause an offer to purchase or defease such Defaulted Debt to be required to be made, prior to its expressed maturity.

        SECTION 8.1.6. Judgments. Any judgment or order for the payment of money in excess of $1,500,000 (exclusive of any amounts to the extent covered by insurance (less any applicable deductible) or indemnification and as to which the insurer or the indemnifying party, as the case may be, has not denied coverage in writing) shall be rendered against the Borrower or any Obligor and either

                (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

                (b) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

        SECTION 8.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan

               (a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member would reasonably expect to be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000; or

               (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

        SECTION 8.1.8. Control of the Borrower. Any Change in Control shall occur.

        SECTION 8.1.9. Bankruptcy, Insolvency, etc. The Parent, the Borrower, any of its Subsidiaries or any other Obligor shall

               (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

               (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Parent, the Borrower or any of its Subsidiaries or any other Obligor or any property of any thereof, or make a general assignment for the benefit of creditors;

               (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Parent, the Borrower or any of its Subsidiaries or any other Obligor or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Parent, the Borrower, each Subsidiary and each other Obligor hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve and defend their rights under the Loan Documents;

               (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Parent, the Borrower or any of its Subsidiaries or any other Obligor, and, if any such case or proceeding is not commenced by the Parent, the Borrower or such Subsidiary or such other Obligor, such case or proceeding shall be consented to or acquiesced in by the Parent, the Borrower or such Subsidiary or such other Obligor or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Parent, the Borrower, each Subsidiary and each other Obligor hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve and defend their rights under the Loan Documents; or

                (e) take any corporate action authorizing, or in furtherance of, any of the foregoing.

        SECTION 8.1.10. Impairment of Security, etc. Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto with respect to any portion of the Collateral having a value in excess of $1,500,000; the Borrower, any other Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien securing any Obligation shall, with respect to any portion of the Collateral having a value in excess of $1,500,000, cease to be a perfected first priority Lien (subject to Liens permitted to exist under Section 7.2.3).

        SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand and the Borrower shall automatically and immediately be obligated to deposit with the Administrative Agent cash collateral to be held in an interest-bearing account in an amount equal to all Letter of Credit Outstandings.

        SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrower shall automatically and immediately be obligated to deposit with the Administrative Agent cash collateral to be held in an interest-bearing account in an amount equal to all Letter of Credit Outstandings.

                                   ARTICLE IX

                            THE ADMINISTRATIVE AGENT

        SECTION 9.1. Actions. Each Lender hereby appoints Scotiabank as its Administrative Agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document, including reasonable attorneys' fees, and as to which the Administrative Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Administrative Agent's gross negligence or wilful misconduct. The Administrative Agent shall be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent's determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

        SECTION 9.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., New York City time, on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrower) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid, and thereafter at the interest rate applicable to Loans comprising such Borrowing.

        SECTION 9.3. Exculpation. Neither the Administrative Agent nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

        SECTION 9.4. Successor. The Administrative Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of

               (a) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and

                (b) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

        SECTION 9.5. Loans by Scotiabank. Scotiabank shall have the same rights and powers with respect to (x) the Credit Extensions made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent. Scotiabank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if Scotiabank were not the Administrative Agent hereunder.

        SECTION 9.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender's review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

        SECTION 9.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement or any other Loan Document.


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

        SECTION 10.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver shall:

               (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders, extend any Commitment Termination Date or modify this Section 10.1 without the consent of all Lenders;

               (b) increase the aggregate amount of any Lender's Percentage of any Commitment Amount, increase the aggregate amount of any Loans required to be made by a Lender pursuant to its Commitments or reduce or delay the payment of any fees described in Article III payable to any Lender without the consent of such Lender;

               (c) extend the Stated Maturity Date, or reduce the principal amount of or rate of interest on any Lender's Loan, or postpone the date of payment of interest on any Lender's Loan, without the consent of such Lender (it being understood and agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

                (d) change the definition of "Required Lenders" or any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

               (e) modify Section 2.6 or increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit;

               (f) except as permitted by a Loan Document, release (i) any Guarantor from its obligations under a Guaranty, or (ii) any of the Pledged Shares (as such term is defined in any Pledge Agreement) or all or substantially all of the collateral securing the Obligations, in either case without the consent of all Lenders as expressly provided herein or therein; or

               (g) affect adversely the interests, rights or obligations of the Administrative Agent qua the Administrative Agent, or any Issuer qua Issuer, unless consented to by the Administrative Agent or such Issuer, as the case may be.

No failure or delay on the part of the Administrative Agent, any Issuer or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent, any Issuer or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

        SECTION 10.2. Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or set forth in the Lender Assignment Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

        SECTION 10.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of the Administrative Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent and of local counsel, if any, who may be retained by counsel to the Administrative Agent) in connection with

               (a) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and

               (b) the filing, recording, refiling or rerecording of any Loan Document and/or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements, amendments and restatements and other modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or the terms of any Loan Document; and

                (c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

The Borrower further agrees to pay, and to save the Administrative Agent, each Issuer and the Lenders harmless from all liability for, any stamp or other taxes (other than Taxes payable in accordance with Section 4.6) which may be payable in connection with the execution or delivery of this Agreement, the Credit Extensions hereunder, or the issuance of the Notes, Letters of Credit or any other Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, each Issuer and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and legal expenses of counsel to the Administrative Agent, each Issuer and the Lenders) incurred by the Administrative Agent, each Issuer or such Lenders in connection with (x) the negotiation of any restructuring or "work-out" with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

        SECTION 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds the Administrative Agent, each Issuer and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

               (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the transactions contemplated hereby;

               (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension);

               (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not the Administrative Agent, any Issuer or any Lender is party thereto;

               (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the Borrower, its Subsidiaries and their real properties and the protection of the environment or the Release by the Borrower or any of its Subsidiaries of any Hazardous Material;

               (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary; or

               (f) the Administrative Agent's and each Lender's Environmental Liability except that the Borrower shall have no obligation to indemnify any Indemnified Party with respect to conditions at real properties owned or leased by Borrower or a Subsidiary thereof which are created after the Administrative Agent or any Lender has taken ownership, possession or control of such properties, unless created by the Borrower or such Subsidiary (the indemnification herein shall survive repayment of the Notes and any transfer of the property of the Borrower or any of its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for the Administrative Agent's or any Lender's Environmental Liability, regardless of whether caused by, or within the control of, the Borrower or such Subsidiary);

except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct. The Borrower and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action related to the real properties owned or leased by, or the operations of, Borrower and its Subsidiaries and their successors and assigns, against, the Administrative Agent, any Issuer or any Lender under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted; provided, that this release shall not apply to claims related to conditions created after the Administrative Agent or any Lender has taken ownership, possession or control of real properties owned or leased by the Borrower or a Subsidiary thereof unless such condition was created by the Borrower or such Subsidiary. It is expressly understood and agreed that to the extent that any of such Persons is strictly liable under any Environmental Laws, the Borrower's obligation to such Person under this indemnity shall likewise be without regard to fault on the part of the Borrower with respect to the violation or condition which results in liability of such Person. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

        SECTION 10.5. Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under
Section 9.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.3 and 10.4) and any termination of this Agreement, the payment in full of all the Obligations and the termination of all the Commitments. The representations and warranties made by the Borrower and each other Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

        SECTION 10.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 10.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

        SECTION 10.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent and notice thereof shall have been given by the Administrative Agent to the Borrower and each Lender.

        SECTION 10.9. Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. This Agreement, the Notes, the other Loan Documents and the Fee Letter constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect thereto.

        SECTION 10.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

                (a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders; and

                (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

        SECTION 10.11. Sale and Transfer of Loans and Notes; Participations in Loans and Notes. Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Commitments to one or more other Persons in accordance with this Section 10.11.

        SECTION 10.11.1. Assignments. Upon prior notice to the


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

Borrower and the Administrative Agent, any Lender,

               (a) with the consent of the Borrower and the Administrative Agent (which consents shall not be unreasonably delayed or withheld) may at any time assign and delegate to one or more commercial banks or other financial institutions, and

               (b) with notice to the Borrower and the Administrative Agent, but without the consent of the Borrower or the Administrative Agent, may assign and delegate to any of its Affiliates or to any other Lender

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Lender's total Loans, Letter of Credit Outstandings and Commitments in a minimum aggregate amount of $5,000,000 (or, if less, the entire remaining amount of such Lender's Loans, Letter of Credit Outstandings and Commitment); provided, however, that the assigning Lender must assign a pro-rata portion of each of its Commitment, Loans and interest in Letters of Credit Outstandings. The Borrower and each other Obligor and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until

               (c) notice of such assignment and delegation, together with (i) payment instructions, (ii) the Internal Revenue Service Forms or other statements contemplated or required to be delivered pursuant to Section 4.6, if applicable, and (iii) addresses and related information with respect to such Assignee Lender, shall have been delivered to the Borrower and the Administrative Agent by such Lender and such Assignee Lender;

               (d) such Assignee Lender shall have executed and delivered to the Borrower and the Administrative Agent a Lender Assignment Agreement, accepted by the Administrative Agent; and

               (e) the processing fees described below shall have been paid.

From and after the date that the Administrative Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five Business Days after its receipt of notice that the Administrative Agent has received and accepted an executed Lender Assignment Agreement, but subject to clause (d) above, the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender's assigned Loans and Commitments and, if the assignor Lender has retained Loans and Commitments hereunder, a replacement Note in the principal amount of the Loans and Commitments retained by the assignor Lender hereunder (such Note to be in exchange for, but not in payment of, the Note then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Note. Accrued interest on that part of each predecessor Note evidenced by a new Note, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of each predecessor Note evidenced by a replacement Note shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Such assignor Lender or such Assignee Lender must also pay a processing fee in the amount of $3,500 to the Administrative Agent upon delivery of any Lender Assignment Agreement. Any attempted assignment and delegation not made in accordance with this Section 10.11.1 shall be null and void. Notwithstanding anything to the contrary set forth above, any Lender may (without requesting the consent of the Borrower or the Administrative Agent) pledge its Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

        SECTION 10.11.2. Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Participant") participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that

                (a) no participation contemplated in this Section 10.11 shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document;

                (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

                (c) the Borrower and each other Obligor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents;

                (d) no Participant, unless such Participant is an Affiliate of such Lender or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clause (a), (b), (f) or, to the extent requiring the consent of each Lender, clause (c) of
        Section 10.1; and

                (e) the Borrower shall not be required to pay any amount under any provision of this Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8 and 4.9 shall be considered a Lender and that information delivered to a Lender pursuant to the terms of this Agreement may be furnished to a Participant. Each Lender shall give notice to the Borrower of the name of any Person to which such Lender has sold a participating interest under the provisions hereof. Each Participant shall only be indemnified for increased costs pursuant to Section 4.3, 4.5 or 4.6 if and to the extent that the Lender which sold such participating interest to such Participant concurrently is entitled to make, and does make, a claim on the Borrower for such increased costs. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this
Section 10.11.2 shall indemnify and hold harmless the Borrower and the Administrative Agent from and against any taxes, penalties, interest or other costs or losses (including, without limitation, reasonable attorneys' fees and expenses) incurred or payable by the Borrower or the Administrative Agent as a result of the failure of the Borrower or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Borrower, the Administrative Agent or such Lender, and did in fact so deliver, a duly completed and valid Form 1001 or 4224 (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes. Any attempted sale of a participation interest not made in accordance with this Section 10.11.2 shall be null and void.

        SECTION 10.12. Other Transactions. Nothing contained herein shall preclude the Administrative Agent, any Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

        SECTION 10.13. Execution on Behalf of Corporation. Any signature by any Authorized Officer on this Agreement, any Loan Document and any other instrument and certificate executed or to be executed pursuant to or in connection with this Agreement or such other Loan Documents is provided only in such Authorized Officer's capacity as a corporate officer, and not in any way in such Authorized Officer's personal capacity.

        SECTION 10.14.  Forum Selection and Consent to Jurisdiction.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, ANY ISSUER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS UPON THE BORROWER MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE BORROWER IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT'S ABOVE ADDRESS, AND THE BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

        SECTION 10.15. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE LENDERS, EACH ISSUER AND THE BORROWER HEREBY

KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, EACH ISSUER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, THE LENDERS AND EACH ISSUER ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                            PROSOURCE SERVICES CORPORATION


                                            By:/s/ Paul A. Garcia de Quevedo
                                               --------------------------------
                                               Title: Treasurer

                                            Address: 1500 San Remo Avenue
                                                     Coral Gables, FL 33146


                                            Facsimile No.: (305) 740-1394

                                            Attention: Paul A. Garcia de Quevedo


                                            THE BANK OF NOVA SCOTIA,
                                              as the Administrative Agent


                                            By:/s/ Frank F. Sandler
                                               --------------------------------
                                               Title: Relationship Manager

                                            Address:  Suite 2700
                                                      600 Peachtree Street, N.E.
                                                      Atlanta, Georgia  30308

                                            Facsimile No.:  (404) 888-8998

                                            Attention:  Frank Sandler

Lenders:
--------

Commitment:
100%

                                            THE BANK OF NOVA SCOTIA, as a
                                            Lender



                                            By:/s/ Frank F. Sandler
                                               --------------------------------
                                               Name: Frank F. Sandler
                                               Title: Relationship Manager


                                            Domestic Office:
                                            ----------------
                                            Suite 2700
                                            600 Peachtree Street, N.E.
                                            Atlanta, Georgia  30308

                                            Facsimile No.:  (404) 888-8998

                                            Attention:  Frank Sandler


                                            LIBOR Office:
                                            -------------
                                            Suite 2700
                                            600 Peachtree Street, N.E.
                                            Atlanta, Georgia  30308

                                            Facsimile No.:  (404) 888-8998

                                            Attention:  Frank Sandler